Exhibit 2.1

UNIT PURCHASE AGREEMENT

BY AND AMONG

MAVELY SELLER LLC,

MAVELY LLC,

CLOUT.IO HOLDINGS, INC.,

and

MAVRCK LLC

Dated as of January 2, 2025

-i-

Article IV REPRESENTATIONS AND WARRANTIES OF SELLER		45
4.1	Organization, Standing and Power; Capacity	45
4.2	Authorization	45
4.3	Noncontravention	45
4.4	Governmental Approvals	45
4.5	Ownership	45
4.6	Legal Proceedings	45
4.7	Brokers and Other Advisors	46
4.8	IP Assignment Agreement	46
Article V REPRESENTATIONS AND WARRANTIES OF Purchaser		46
5.1	Organization, Standing and Power	46
5.2	Authorization	46
5.3	Noncontravention	47
5.4	Governmental Approvals	47
5.5	Capitalization	47
5.6	Legal Proceedings	48
5.7	Compliance With Laws	48
5.8	Purchaser Financial Statements; No Undisclosed Liabilities	49
5.9	Solvency	49
5.10	Investment Representation	49
5.11	Brokers and Other Advisors	50
5.12	No Prior Agreements	50
5.13	No Other Representations	50
Article VI COVENANTS		50
6.1	Indemnification, Exculpation and Insurance	50
6.2	Preservation of Records	52
6.3	Publicity; Confidentiality	52
6.4	Insurance Matters	53
6.1	Employee Benefits	53
6.2	R&W Insurance Policy	53
6.3	Intercompany Agreements and Arrangements	53
6.4	Use of Seller Names/Transferred IP	54
6.5	Transition Services Agreement	54
6.6	Section 280G	54
6.7	Wrong Pockets	54
6.8	Tax Matters	55

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6.9	Company Valuation.	57
6.10	Tax Contests.	57
Article VII No Survival		58
7.1	No Survival	58
7.2	Indemnification by Sellers	58
7.3	Notice and Opportunity to Defend.	60
7.4	Manner of Payment.	61
7.5	Exclusive Remedy.	61
Article VIII ADDITIONAL AGREEMENTS		62
8.1	No Other Representations	62
Article IX MISCELLANEOUS		62
9.1	Remedies	62
9.2	Expenses	62
9.3	Entire Agreement; Amendments and Waivers	63
9.4	Governing Law	63
9.5	Waiver of Jury Trial	63
9.6	Notices	64
9.7	Severability	65
9.8	Binding Effect; Assignment	65
9.9	Non-Recourse	65
9.10	Provision Respecting Legal Representation	66
9.11	Release	66
9.12	Counterparts	67

EXHIBITS

Exhibit A	–	Form of Restrictive Covenant Agreement
Exhibit B	–	Net Working Capital and Accounting Principles
Exhibit C	–	Form of Intellectual Property Assignment Agreement
Exhibit D	–	Form of Transition Services Agreement
Exhibit E	–	Form of Officer’s Certificate
Exhibit F	–	Form of Intercompany Agreement Termination Letter
Exhibit G	–	Form of Termination of Employee Covenants Agreement

-iii-

UNIT PURCHASE AGREEMENT

This UNIT PURCHASE AGREEMENT, dated as of January 2, 2025 (this “Agreement”), by and among Clout.io Holdings, Inc., a Delaware corporation (“Purchaser”), Mavrck LLC, a Delaware limited liability company and directly wholly-owned subsidiary of Purchaser (“Mavrck”), Mavely LLC, a Delaware limited liability company (the “Company”) and Mavely Seller LLC, a Delaware limited liability company (“Seller”).  Each of Purchaser, the Company and Seller are herein referred to individually as a “party” and collectively as the “parties”.

WITNESSETH:

WHEREAS, prior to the execution of this Agreement, the Seller Equityholders (as defined herein) (i) formed Seller and (ii) contributed 100% of the issued and outstanding Company Units (as defined herein) to Seller in exchange for units of Seller (collectively, the “Restructuring”);

WHEREAS, following the Restructuring, Seller owns 100% of the issued and outstanding Company Units (as defined herein), which represents all of the issued and outstanding equity interests of the Company;

WHEREAS, Seller desires to sell the Company Units to Purchaser, and Purchaser desires to purchase from Seller the Company Units, upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, concurrently with the execution of this Agreement and as a material inducement to the willingness of Purchaser to enter into this Agreement, the individuals set forth on Schedule 1.1(a)-1 (the “Key Employees”) are executing employee offer letters with Purchaser or an Affiliate thereof (each an “Offer Letter”) together with a confidentiality and ownership of inventions agreement (each a “CIAA”) and a non-competition and non-solicitation agreement (collectively with the Offer Letters and the CIAAs, the “Key Employee Onboarding Documents”);

WHEREAS, concurrently with the execution of this Agreement and as a material inducement to the willingness of Purchaser to enter into this Agreement, each of the individuals set forth on Schedule 1.1(a)-2 are executing a restrictive covenant agreement in substantially the form attached hereto as Exhibit A (each a “Restrictive Covenant Agreement”);

WHEREAS, as a material inducement to the willingness of Purchaser to enter into this Agreement, Nu Skin Enterprises, Inc. (i) has executed that certain Intellectual Property Assignment, dated as of December 23, 2024, by and between Nu Skin Enterprises, Inc. (together with Nu Skin Enterprises de Venezuela, C.A.) and MyFavoriteThings, Inc. (“MFT”), (ii) is executing, concurrently with the execution of this Agreement, that certain Intellectual Property Assignment, by and between Nu Skin Enterprises, Inc. (together with each Affiliate of NuSkin Enterprises, Inc. as of the date hereof (other than Nu Skin El Salvador, S.A. DE C.V., Nu Skin Honduras, S.A., Nu Skin Enterprises de Venezuela, C.A. and MyFavoriteThings, Inc.), “Nu Skin”) and MFT (collectively, the “IP Assignment Agreements”), and (iii) is executing, concurrently with the execution of this Agreement, that certain Termination Acknowledgement and Agreement, by Nu Skin Enterprises, Inc., on behalf of itself and its affiliated companies;

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and also to prescribe various conditions thereto.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1          Definitions.

(a)          For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1(a):

“280G Stockholder Approval” has the meaning specified in Section 6.6.

“Accounting Advisor” has the meaning specified in Section 2.5(h).

“Accredited Investor” means a Person that is an “accredited investor” within the meaning of Rule 501 of the Securities Act.

“Accrued Income Taxes” means an amount (which shall not be less than zero in any jurisdiction or for any taxpayer) equal to the aggregate accrued but unpaid income Tax liabilities of the Company and its Subsidiaries attributable to a Pre-Closing Tax Period; provided, that for purposes of computing the amount of Accrued Income Taxes; (i) any Tax liabilities attributable to transactions incurred outside the ordinary course of business on the Closing Date after the Closing and not otherwise contemplated by this Agreement shall be excluded, (ii) any Transaction Tax Deductions that are deductible in a Pre-Closing Tax Period at “more likely than not” (or higher) level of confidence shall be taken into account in a Pre-Closing Tax Period, (iii) any contingent Taxes or liabilities for accruals or reserves established or required to be established under GAAP methodologies that require the accrual for contingent Taxes or with respect to uncertain or speculative Tax positions shall be excluded, (iv) any Tax liabilities shall be calculated in accordance with the past practice (including reporting positions, elections, and accounting periods) of the Company and its Subsidiaries in preparing Tax Returns, (v) any estimated (or other prepaid) income Tax payments made on or prior to the Closing Date shall be taken into account to the extent paid to the applicable Taxing Authority and not already used to offset Taxes in any taxable period, and (vi) items with respect to a Straddle Period shall be allocated in accordance with Section 6.8(e), and for the avoidance of doubt such Accrued Income Taxes shall be calculated as of the end of the Closing Date and by taking into account the transactions contemplated by this Agreement.

“Action” any governmental investigation, inquiry or audit, or private or governmental action, claim, counterclaim, charge, complaint, proceeding, arbitration, mediation, suit, hearing or litigation, in each case whether civil, criminal, administrative, judicial or any appeal therefrom.

“Additional Cash Purchase Price” means the aggregate amount of all funds (if any) distributed pursuant to and in accordance with Section 2.5(f).

“Adjustment Escrow Account” means the escrow account established pursuant to the Escrow Agreement in respect of the Adjustment Escrow Amount.

“Adjustment Escrow Amount” means $1,725,000.

“Affordable Care Act” means the Patient Protection and Affordable Care Act (Pub. L. 111−148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111−152), and the regulations promulgated pursuant to each of the foregoing Laws.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided, that, notwithstanding anything to the contrary herein, except with respect to the provisions of Section 6.3, Section 9.9 and Section 9.11 and the definitions used therein, in no event shall Summit Partners, L.P. or any other Equityholder or any other Person directly or indirectly controlling, controlled by or under common control with Summit Partners, L.P. or any investment fund or vehicle affiliated with any of them, or any “portfolio company” (as such term is customarily understood among institutional private equity investors) of any of the foregoing or any of their respective portfolio companies (other than Seller, the Company or the Company’s Subsidiaries) be deemed, treated or considered to be an “Affiliate” of Seller, the Company or any of the Company’s Subsidiaries (or, in each case, vice versa).

“Agreement” has the meaning specified in the Preamble.

“Allocation” has the meaning specified in Section 6.8(d).

“Anti-Corruption Laws” means all applicable Laws, rules or regulations of the United States, EU, or UKconcerning or relating to kickbacks, bribery or corruption that are applicable to the Company or any Subsidiary or Affiliate, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the U.S. domestic anti-bribery statute codified in 18 U.S.C. § 201 and its state analogs, and the UK Bribery Act 2010.

“Applicable Expiration Date” has the meaning specified in Section 7.2.

“Balance Sheet Date” has the meaning specified in Section 3.7(c).

“Bankruptcy and Equity Exception” has the meaning specified in Section 3.2.

“Benefit Plan” means (i) each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not such plan is subject to ERISA, (ii) each employment, change in control, retention, bonus, defined benefit or defined contribution, pension, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, stock appreciation, restricted stock, restricted stock unit, phantom stock or other equity-based, retirement, vacation, severance, termination, disability, death benefit, medical, dental, or other employee benefit plan, program, agreement or arrangement not described in clause (i) above, and (iii) each other plan or arrangement providing compensation to employee and non-employee directors.

“Business” means the business of the Company and/or its Subsidiaries and their respective successors and assigns as conducted as of the date of this Agreement.

“Business Day” means any day of the year on which national banking institutions in Menlo Park, California, Boston, Massachusetts and Provo, Utah are open to the public for conducting business and are not required or authorized to be closed.

“Cash” means, with respect to the Company and the Company’s Subsidiaries, the sum of all cash, cash equivalents and marketable securities as of 11:59 p.m. Pacific Time on the day immediately preceding the Closing Date, determined in accordance with GAAP.  For the avoidance of doubt, Cash shall (x) be calculated net of uncleared checks, drafts and wires issued by the Company and/or the Company’s Subsidiaries, (y) include uncleared checks, drafts and wires received or deposited for the account of the Company and/or the Company’s Subsidiaries and (z) exclude all Restricted Cash; provided, that Cash shall be calculated by reducing amounts held outside the United States (if any) by the costs and Taxes that would be incurred in repatriating such amounts to the United States.  Notwithstanding the foregoing, “Cash” shall be reduced by any cash, cash equivalents and marketable securities used to pay any Taxes after 11:59 p.m. Pacific Time on the day immediately preceding the Closing Date and prior to the Closing.

“Class A Exit Shares” means the Class A Exit Preferred Shares of ExchangeCo that are redeemable for cash as stated in constating documents of ExchangeCo.

“Class B Exit Shares” means the Class B Exit Preferred Shares of ExchangeCo that are convertible into either cash or shares of Purchaser Common Stock as stated in the constating documents of ExchangeCo.

“Closing” has the meaning specified in Section 2.2(a).

“Closing Date” has the meaning specified in Section 2.2(a).

“Closing Indebtedness” means the Indebtedness of the Company and the Company’s Subsidiaries immediately prior to the Closing.

“Closing Statement” has the meaning specified in Section 2.5(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Services Agreement” means that certain Services Agreement by and between Nu Skin Enterprises, Inc. and MyFavoriteThings, Inc., dated as of the date hereof.

“Company” has the meaning specified in the Preamble.

“Company Benefit Plan” means each Benefit Plan that the Company or any of its Subsidiaries sponsors, maintains or, other than as a participating employer in a Shared Company Benefit Plan, contributes to, or provides benefits under or through, or has any obligation to contribute to or provide benefits under or through, or if such Benefit Plan is not a Shared Benefit Plan and either provides benefits to or otherwise covers any Company Employee or Former Company Employee (or their spouses, dependents, or beneficiaries) or with respect to which the Company or any of its Subsidiaries has or may have any Liability (contingent or otherwise, including by reason of being an ERISA Affiliate) other than any statutory benefit plans which the Company or any of the Company’s Subsidiaries is required to participate in or comply with.

“Company Disclosure Schedule” has the meaning specified in Article III.

“Company Employee” means any current employee, manager, director or individual consultant of the Company or any of the Company’s Subsidiaries.

“Company Intellectual Property” means the Intellectual Property owned, purported to be owned or used or held for use by the Company or any of the Company’s Subsidiaries.

“Company Material Adverse Effect” means an effect, event, change, occurrence or circumstance (each an “Effect”) that, individually or in the aggregate, (i) has or would reasonably be expected to have a material adverse effect on the business, properties, assets, operations, results of operations, or financial condition of the Company and the Company’s Subsidiaries, taken as a whole; provided, however, that no effect, event, change, occurrence or circumstance arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been a Company Material Adverse Effect: (A) operating, business, regulatory or other conditions in the industry in which the Company and the Company’s Subsidiaries operate; (B) general economic conditions, including changes in the credit, debt, financial, currency or capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world; (C) any effect, event, change, occurrence or circumstance related to weather, meteorological conditions or climate, pandemics, storms, earthquakes, floods, hurricanes, tornadoes, volcanic eruptions, wildfires, natural disasters or other acts of nature; (D) COVID-19 or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or the Company’s or any of its Subsidiaries’ compliance therewith; (E) global, national or regional political conditions, including hostilities, acts of war, sabotage or terrorism (including cyberattacks) or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism (including cyberattacks) or military actions existing or underway as of the date hereof; (F) the negotiation, execution, announcement, pendency or performance of this Agreement or the consummation of the transactions contemplated hereby (including compliance with the covenants set forth herein and any action taken or omitted to be taken by any of Seller, the Company or any of the Company’s Subsidiaries at the request or with the consent of Purchaser), including the impact thereof on relationships, contractual or otherwise with, or actual or potential loss or impairment of, clients, customers, suppliers, distributors, partners, or financing sources and on revenue, profitability and/or cash flows; (G) any change in Laws, regulatory policies or GAAP or other applicable accounting rules, or any guidance relating to or the interpretation of the foregoing; (H) Purchaser’s or its Representatives’ or Affiliates’ announcements of or other disclosure of its plans or intentions with respect to the conduct of business (or any portion thereof) of the Company or any of the Company’s Subsidiaries after Closing; (I) any failure by the Company or any of the Company’s Subsidiaries or any of Purchaser or any of its Affiliates to meet any projections, forecasts or estimates (provided, however, that any Effect that caused or contributed to such failure to meet any projections, forecasts or estimates shall not be excluded under this clause (I)); (J) any change in the credit rating of the Company or any of the Company’s Subsidiaries or any of Purchaser or any if its Affiliates (provided, however, that any Effect that caused or contributed to such change in such credit rating shall not be excluded under this clause (J)); (K) actions required to be taken under applicable Laws or Contracts; or (L) any breach of this Agreement by Purchaser; provided, however, that the foregoing clauses (A), (B), (C), (D), (E) and (G) shall only be taken into account in determining whether there has been a Company Material Adverse Effect to the extent that such effects, events, changes, occurrences, or circumstances referenced therein have a material and disproportionate adverse impact on the Company and the Company’s Subsidiaries, taken as a whole, relative to the Company’s and the Company’s Subsidiaries’ competitors, in which case solely the incremental material and disproportionate adverse impact may be taken into account in determining whether there has been a Company Material Adverse Effect.

“Company Organizational Documents” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of July 24, 2024, as amended from time to time thereafter.

“Company Units” means the Units and Profits Interest Units, as defined in the Company Organizational Documents.

“Confidentiality Agreement” means the confidentiality agreement between MyFavoriteThings, Inc. and Summit Partners, LP, dated as of April 7, 2023 (as amended from time to time).

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, subleases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders), and all amendments, waivers or other changes thereto.

“Contracting Parties” has the meaning specified in Section 9.9.

“Controlling Company” has the meaning specified in the definition of “Subsidiary”.

“Counsel” has the meaning specified in Section 9.10.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“Debt Agreements” means the Amended and Restated Credit Agreement, dated as of June 14, 2022, among Nu Skin Enterprises, Inc., as the borrower, the Company, the other guarantors from time to time party thereto, Bank of America, N.A., as administrative agent, and the lenders from time to time party thereto, as amended, supplemented, or otherwise modified.

“Dispute Notice” has the meaning specified in Section 2.5(b).

“Dispute Resolution Firm” has the meaning specified in Section 6.8(d).

“Disputed Items” has the meaning specified in Section 2.5(b).

“DPA” has the meaning specified in Section 3.13.

“Environmental Law” means any applicable Law (including common law) relating to pollution or the protection of the environment.

“Equityholders” means the direct and indirect equityholders of the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company.

“Escrow Amount” means the Adjustment Escrow Amount plus the Profits Interest Units Escrow Amount.

“Escrow Agent” means Wilmington Trust, N.A., as escrow agent under the Escrow Agreement, or any successor Person appointed in accordance with the terms of the Escrow Agreement.

“Escrow Agreement” means an escrow agreement to be executed as of the Closing Date, by and among Purchaser, Seller and the Escrow Agent, providing for the holding and disbursement of certain funds held in escrow in accordance with the terms hereof and thereof.

“Estimated Cash” means the Company’s good faith estimate of Cash, based on the books and records of the Company and its Subsidiaries; provided, that, notwithstanding anything herein to the contrary, if such amount is greater than the Minimum Cash Amount, the Estimated Cash shall be deemed to be equal to the Minimum Cash Amount for all purposes herein.

“Estimated Cash Purchase Price” means (i) $230,000,000, plus (ii) Estimated Cash, minus (iii) Estimated Closing Indebtedness, plus (iv) amount equal to fifty percent (50%) of the Estimated Net Working Capital Adjustment, minus (v) the Estimated Transaction Expenses, minus (vi) the Adjustment Escrow Amount, in each case, as set forth in the Estimated Closing Statement.

“Estimated Cash Purchase Price Elements” means, collectively, the following: (i) Estimated Cash; (ii) Estimated Closing Indebtedness; (iii) Estimated Net Working Capital; and (iv) Estimated Transaction Expenses.

“Estimated Closing Indebtedness” means the Company’s good faith estimate of Closing Indebtedness, based on the books and records of the Company and its Subsidiaries.

“Estimated Closing Statement” has the meaning specified in Section 2.3(a).

“Estimated Net Working Capital” means the Company’s good faith estimate of Net Working Capital, based on the books and records of the Company and its Subsidiaries.

“Estimated Net Working Capital Adjustment” means an amount (which may be positive or negative) equal to (i) if Estimated Net Working Capital is greater than the Net Working Capital Upper Target, (a) Estimated Net Working Capital minus (b) the Net Working Capital Upper Target, (ii) if Estimated Net Working Capital is less than the Net Working Capital Lower Target, (x) Estimated Net Working Capital minus (y) the Net Working Capital Lower Target, and (iii) if Estimated Net Working Capital is not greater than the Net Working Capital Upper Target and not less than the Net Working Capital Lower Target, 0.

“Estimated Transaction Expenses” means the Company’s good faith estimate of Transaction Expenses, based on the books and records of the Company and its Subsidiaries.

“Excess Amount” has the meaning specified in Section 2.5(f)(i).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchangeable Shares” means shares of Clout.io Exchange Inc., a direct wholly-owned subsidiary of Purchaser, that are exchangeable for shares of Purchaser Common Stock.

“ExchangeCo” means Clout.io Exchange Inc., a wholly-owned subsidiary of Purchaser.

“Existing Policy” has the meaning specified in Section 6.1(d).

“Final Cash Purchase Price” means (i) $230,000,000, plus (ii) Cash, minus (iii) Closing Indebtedness, plus (iv) the amount of the Net Working Capital Adjustment, minus (v) Transaction Expenses, minus (vi) the Adjustment Escrow Amount, in each case, as set forth in the Final Closing Statement.

“Final Cash Purchase Price Elements” means, collectively, the following: (i) Cash; (ii) Closing Indebtedness; (iii) Net Working Capital; and (iv) Transaction Expenses.

“Final Closing Statement” has the meaning specified in Section 2.5(e).

“Financial Advisor” has the meaning specified in Section 3.20.

“Financial Statements” has the meaning specified in Section 3.7.

“Founder Pro Rata Share” means, with respect to each Founder, the ratio obtained by dividing (a) the total number of Profits Interest Units beneficially owned directly or indirectly by such Founder by (b) the total number of outstanding Profits Interest Units, in each case, as of immediately prior to the Closing.

“Founders” means Evan Wray, Sean O’Brien and Kevin Kenefick.

“Former Company Employee” means an employee, manager, director or individual consultant of the Company or any of the Company’s Subsidiaries, whether salaried or hourly and including individuals on layoff, or medical, educational, personal, long-term, short-term, disability, family or other authorized leave of absence, but who ceased to be employed by the Company or its applicable Subsidiary for any reason, including retirement, at any time prior to the Closing Date.

“Fraud” means Delaware common law fraud (with the element of scienter) in the making of a specific representation or warranty expressly set forth in Article III, Article IV or Article V, as applicable, of this Agreement, committed by the party making such express representation or warranty.  For the avoidance of doubt, in no event shall Fraud include negligent or constructive fraud.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Generative AI Tools” means artificial intelligence systems or models that have the ability to generate content or output, including content or output closely resembling or mimicking human-created content or output.

“Government Official” means (i) any official or employee of any Governmental Authority, including officials and employees who are appointed, elected or hired at any level within the legislative, administrative, executive, judicial or regulatory bodies of a national, regional or local government (e.g., military personnel, police, judges, inspectors, licensing officers, customs agents); (ii) any director, officer or employee at any level of any company, legal entity or other instrumentality owned or controlled by a Governmental Authority; (iii) any director, officer or employee at any level of a public international organization (e.g., the United Nations, the World Bank, the International Monetary Fund); (iv) any third party acting as a representative of or otherwise in an official capacity for or on behalf of a Governmental Authority, an enterprise owned or controlled by a Governmental Authority (e.g., a third party acting under a delegation of authority to conduct government functions) or a public international organization; (v) any political party, any official of a political party or any candidate for political office; or (vi) any member of a royal or ruling family.

“Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, European Union, multi-national or other supra-national, national, federal, regional, state, provincial or local or any agency, instrumentality, authority, department, commission, ministry, board or bureau thereof, or any court, arbitrator or arbitral body (whether public or private), arbitration panel or similar judicial body.

“Hazardous Material” means any material, substance or waste that is regulated as “toxic,” “hazardous,” or as a “pollutant” or “contaminant” under any applicable Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, without duplication, solely the following, (i) the principal amount of and accrued interest, premiums, penalties, make-whole payments or obligations or other similar costs, fees or expenses (if any) that would be required to be paid by the borrower pursuant to any underlying Contract evidencing the applicable obligations or a customary payoff letter, in each case, in respect of (A) any indebtedness of the Company or any of its Subsidiaries for money borrowed and (B) any indebtedness of the Company or any of its Subsidiaries evidenced by a note, bond, debenture or other similar instrument or debt security, (ii) all obligations of the type referred to in clause (i) above of other Persons for the payment of which the Company or its Subsidiaries is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations, (iii) all obligations in respect of letters of credit, bankers’ acceptances and similar facilities issued for the account of the Company or any of its Subsidiaries (but solely to the extent drawn and not paid), (iv) any lease that is required to be classified as a capital/finance lease in accordance with GAAP (excluding any operating leases for real property, vehicles or equipment that may be recorded as a liability), (v) the net obligations, which may be positive or negative, under all interest rate and exchange rate derivatives, swaps or similar agreements of the Company and its Subsidiaries, (vi) all post-retirement health and welfare benefit, accrued annual or other bonus obligations, any accrued and unpaid vacation and paid time off, any unpaid severance Liabilities currently being paid or payable in respect of employees and service providers of the Company or any of its Subsidiaries who terminated employment or whose services to the Company or any of its Subsidiaries have ceased (as applicable) prior to the Closing and deferred compensation Liabilities of the Company or any of its Subsidiaries, together, in each case, with the employer portion of payroll and employment-related Taxes with respect thereto, (vii) any indebtedness for the deferred purchase price of property, business, equipment, services or assets for which the Company or any Subsidiary is liable, contingently or otherwise, as obligor or otherwise (including any earn-out payments or purchase price adjustment payments), in each case calculated assuming the maximum amount payable thereunder, (viii) any unfunded or underfunded Liabilities pursuant to any pension or nonqualified deferred compensation plan or arrangement and the employer portion of payroll and employment-related Taxes with respect thereto, (ix) Accrued Income Taxes, (x) annual bonuses with respect to calendar year 2024 payable to the employees of the Company and the employer portion of payroll taxes with respect thereto, and (xi) the net obligations, which may be positive or negative, for amounts due to or from any member of the Seller Group that are not cancelled, settled and/or extinguished and from which the Company and its Subsidiaries are not released prior to or substantially simultaneously with the Closing.  Notwithstanding anything herein to the contrary, Indebtedness shall not include (1) Indebtedness solely among the Company and/or any of the Company’s Subsidiaries, (2) any intercompany payables and/or receivables due to or from any member of the Seller Group that are cancelled, settled and/or extinguished or from which the Company and its Subsidiaries are released prior to or substantially simultaneously with the Closing, (3) deferred revenue, (4) Indebtedness incurred by or on behalf of Purchaser or any of its Affiliates, (5) uncleared checks, drafts and wires issued by the Company and/or the Company’s Subsidiaries and included in the calculation of Cash, (6) Indebtedness that is cancelled, settled and/or extinguished or from which the Company and its Subsidiaries are released prior to or substantially simultaneously with the Closing, including any Indebtedness incurred under the Debt Agreements and the Intercompany Loan Agreements, (7) (i) letters of credit, bankers’ acceptances, bank guarantees, performance guarantees, bonds and surety obligations issued or provided for the account or benefit of the Company or any of its Subsidiaries and (ii) other similar facilities, obligations or arrangements, in each case, constituting Seller Support Arrangements, (8) Indebtedness of the Seller Group, or (9) Liabilities under or with respect to Insurance Policies.

“Indemnified Taxes” means, without duplication, any U.S. federal or state income Taxes of Seller or any of its Affiliates (other than the Company and its Subsidiaries) which are required to be paid by any of the Company and its Subsidiaries pursuant to Treasury Regulations Section 1.1502-6 (or any corresponding state Tax Law) solely by reason of the Company or such Subsidiary having been a member of any Seller Consolidated Group on or prior to the Closing Date.

“Indemnitees” has the meaning specified in Section 6.1(a).

“Independent Accountant” means such firm of independent accountants of national standing to which Purchaser and Seller mutually agree in writing.

“Insurance Policies” has the meaning specified in Section 3.17.

“Intellectual Property” means all worldwide intellectual property and/or industrial rights, including all (i) patents, patent applications, provisionals, continuations, divisionals, continuations-in-part, reissues or reexaminations (collectively, “Patents”), (ii) registered and unregistered trademarks, service marks, trade dress, logos, corporate names, trade names, Internet domain names, rights to social media accounts and mobile media identifiers and other indicators of source, origin or quality, together with all the goodwill associated with any of the foregoing and common-law rights related thereto, and all applications, registrations and renewals therefor (collectively, “Trademarks”), (iii) copyrights in both published and unpublished works (including without limitation all compilations, databases and computer programs, manuals and other documentation and all derivatives, translations, adaptations and combinations of the above), mask work rights and registrations and applications for registration therefor (collectively, “Copyrights”), (iv) trade secrets and other proprietary information (including know-how, inventions and invention disclosures (whether or not patented or patentable and whether or not reduced to practice), research in progress, process technology, methods and software development methodologies, processes, algorithms, technical information, proprietary business information, customer and supplier lists, customer and supplier records, pricing and cost information, reports, plans, drawings, databases, data collections, designs, processes, flow charts, models, strategies, prototypes, techniques, source code, source code documentation, testing procedures, testing results and business, financial, sales and marketing plans), and all rights under applicable trade secret Law (collectively, “Trade Secrets”), and (v) rights of publicity and similar rights.

“Intercompany Agreements” means the Contracts, agreements, arrangements, commitments or understandings, whether or not in writing, between or among any member of the Seller Group, on the one hand, and the Company and/or any of its Subsidiaries, on the other hand, that are effective prior to the Closing.

“Intercompany Loan Agreements” means (i) the Loan Agreement, dated as of May 18, 2023, among MyFavoriteThings, Inc., as the borrower and Nu Skin Enterprises, Inc., as lender, and any other lenders from time to time party thereto, as amended, supplemented, or otherwise modified, (ii) the Loan Agreement, dated as of February 20, 2024, among MyFavoriteThings, Inc., as the borrower and RHYZ, Inc., as lender, and any other lenders from time to time party thereto, as amended, supplemented, or otherwise modified, (iii) the Loan Agreement, dated as of September 26, 2022, among MyFavoriteThings, Inc., as the borrower and Nu Skin Enterprises, Inc., as lender, and any other lenders from time to time party thereto, as amended, supplemented, or otherwise modified and (iv) the Loan Agreement, dated as of December 19, 2022, among MyFavoriteThings, Inc., as the borrower and Nu Skin Enterprises, Inc., as lender, and any other lenders from time to time party thereto, as amended, supplemented, or otherwise modified, and (v) that certain letter agreement, dated December 9, 2024, by and between Nu Skin International, Inc. and MyFavoriteThings, Inc.

“IRS” means the Internal Revenue Service.

“IT Assets” means computers, hardware, software, databases, applications, websites, systems, networks and other information technology assets and equipment owned by the Company or any of the Company’s Subsidiaries.

“Knowledge” means (i) in the case of the Company, the actual knowledge of those individuals identified on Section 1.1(b)(i) of the Company Disclosure Schedule, in each case, after reasonable due inquiry of such individual’s direct reports, (ii) in the case of Seller, the actual knowledge of those individuals identified on Section 1.1(b)(ii) of the Company Disclosure Schedule, in each case, after reasonable due inquiry of such individual’s direct reports and (iii) in the case of Purchaser, the actual knowledge of those individuals identified on Section 1.1(b)(iii) of Purchaser Disclosure Schedule, in each case, after reasonable due inquiry of such individual’s direct reports.

“Labor Agreement” means any collective bargaining agreement or other Contract with any labor union, labor organization, or works council.

“Law” means any federal, national, state, provincial, local, municipal or other law, statute, constitution, legislation, principle of common law, case law, resolution, order (including extension order), ordinance, code, edict, directive, license, permit, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and, with respect to any Person, any orders, writs, injunctions, awards, judgments and decrees applicable to such Person or such Person’s subsidiaries or to any of their respective securities, assets, properties or businesses.

“Leased Real Property” has the meaning specified in Section 3.16(b).

“Liability” means all debts, indebtedness, guarantees, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, asserted or unasserted, known or unknown, whenever or however arising, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto, and regardless of whether such debt, liability, commitment or obligation is immediately due and payable.

“Lien” means, with respect to any asset, any mortgage, easement, encroachment, equitable interest, right of way, deed of trust, lien (statutory or otherwise), pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, community property interest, charge, adverse claim of title, ownership or right to use, license, right of first refusal, restriction or other encumbrance of any kind in respect of such asset.

“Losses” means any and all deficiencies, judgments, settlements, assessments, Liabilities, losses, Taxes, damages, interest, fines, penalties, costs, and expenses (including reasonable legal, accounting and other costs and expenses of professionals).

“Material Contracts” has the meaning specified in Section 3.11(a).

“Minimum Cash Amount” means $2,300,000.

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Working Capital” means (i) the Specified Current Assets, minus (ii) the Specified Current Liabilities, in each case, as of 11:59 p.m. Pacific Time on the day immediately preceding the Closing Date and as determined pursuant to the financial accounting methods, policies, practices and principles set forth in Exhibit B, and in accordance with the sample calculation set forth in such exhibit; provided, that Net Working Capital shall exclude all income Tax assets and income Tax liabilities and all deferred Tax assets and deferred Tax liabilities.

“Net Working Capital Adjustment” means an amount (which may be positive or negative) equal to (i) if Net Working Capital is greater than the Net Working Capital Upper Target, (a) Net Working Capital minus (b) the Net Working Capital Upper Target, (ii) if Net Working Capital is less than the Net Working Capital Lower Target, (x) Net Working Capital minus (y) the Net Working Capital Lower Target, and (iii) if Net Working Capital is not greater than the Net Working Capital Upper Target and not less than the Net Working Capital Lower Target, 0.

“Net Working Capital Lower Target” means $8,000,000.

“Net Working Capital Upper Target” means $9,000,000.

“Nonparty Affiliates” has the meaning specified in Section 9.9.

“NUS Business” means the Business of Seller, Nu Skin Enterprises, Inc. and/or their respective controlled Affiliates and parent entities and their respective successors and assigns (other than the Company and its Subsidiaries) as of the date of this Agreement and/or the Closing Date.

“Open Source Software” means all software (in source or object code form) that is subject to (i) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any code or library licensed under the GNU Affero General Public License, GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (ii) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (A) disclosed, distributed, made available, offered, licensed or delivered in source code form, (B) licensed for the purpose of making derivative works, (C) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (D) redistributable at no charge, including without limitation any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority of competent jurisdiction.

“Owned Real Property” has the meaning specified in Section 1.1(a).

“party” and “parties” have the meaning specified in the Preamble.

“Pass-Through Returns” means all Tax Returns of the Company and its Subsidiaries reflecting items of taxable income or loss that pass through to Seller or the Seller Equityholders for federal and, where applicable, state and local income Tax purposes, with respect to any taxable year or period that ends on or before the Closing Date.

“Permits” means any licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities.

“Permitted Liens” means (i) liens for Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith in appropriate procedures and for which adequate reserves have been made on the books of the Company in accordance with GAAP, (iii) mechanics’, carriers’, workers’, repairers’, construction contractors’, landlords’ and similar Liens arising or incurred in the ordinary course of business or the amount or validity of which is being contested in good faith, (iv) zoning, building codes, entitlement and other land use and environmental regulations by any Governmental Authority, none of which materially and adversely impact the current use of the affected property, (v) such other imperfections in title, charges, easements, rights of way, licenses, restrictions, covenants, conditions, defects, exceptions and encumbrances that do not individually or in the aggregate materially and adversely impact the value or current use and operation of the affected property, (vi) restrictions on transfers of securities under applicable securities Laws or under the Company Organizational Documents and (vi) nonexclusive licenses entered into in the ordinary course of business.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity (whether or not having legal personality).

“PTET Election” means any election under applicable state or local income Tax Law made by the Company, pursuant to which the Company will incur or otherwise be liable for any state or local income Tax liability under applicable state or local income Tax Law that would have been borne (in whole or in part) by the direct or indirect equity owners of the Company had no such election been made; provided, for the avoidance of doubt, a PTET Election will exclude any determination to not cause the Company to make an election pursuant to Section 6226 of the Code (or analogous or similar federal, state or local Tax Law) in connection with any audit or other proceeding with respect to income Taxes.

“Personal Information” means information about an identified or identifiable individual Person or household, including any information that is defined as “personally identifiable information,” “personal data,” “individually identifiable health information,” or “PII” or similar term under applicable Law.

“Pre-Closing Occurrences” has the meaning specified in Section 6.4.

“Pre-Closing Tax Period” means any Tax period ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period through the end of the Closing Date.

“Pre-Closing Termination” has the meaning specified in Section 1.1(a).

“Present Fair Salable Value” has the meaning specified in Section 5.9.

“Privacy Laws” means any Laws, statutes, rules, regulations, ordinances, orders, judgements, decisions, rulings or other applicable legal requirement that govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information, and any such legal requirement governing privacy, data security, data or security breach notification, including, without limitation, Section 5 of the Federal Trade Commission, the California Consumer Privacy Act as amended by the California Privacy Rights Act of 2020 (the “CCPA”), the Children’s Online Privacy Protection Act, and other applicable United States or state laws concerning privacy, data protection, and / or data security, the CAN-SPAM Act, the Telephone Consumer Protection Act and any analogous legislation in any jurisdiction in which the Company carries on its business and / or from which the Company collects Personal Information.

“Privacy Policy” means all posted policies with respect to privacy or Personal Information.

“Privacy Requirements” has the meaning specified in Section 3.12(m).

“Products” means all products and services (including software used to make any service available) developed, produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any of its Subsidiaries and all products and services currently under development by the Company or any of its Subsidiaries.

“Profits Interest Units” means the Profits Interest Units, as defined in the Company Organizational Documents.

“Purchaser” has the meaning specified in the Preamble.

“Purchaser Common Stock” means common stock, $0.001 par value per share, of Purchaser.

“Purchaser Disclosure Schedule” has the meaning specified in Article V.

“Purchaser Documents” has the meaning specified in Section 5.2.

“Purchaser Financial Statements” has the meaning specified in Section 5.8(a).

“Purchaser Group” means Purchaser and its Subsidiaries (including, from and after the Closing, the Company and its Subsidiaries).

“Purchaser Indemnified Parties” has the meaning specified in Section 7.2.

“Purchaser Material Adverse Effect” means any effect, event, change, occurrence or circumstance that prevents or materially impairs or delays Purchaser’s ability to perform its obligations under this Agreement and/or consummate the transactions contemplated hereby pursuant to and in accordance with the terms herein.

“Purchaser Preferred Stock” means preferred stock, $0.001 par value per share, of Purchaser.

“Purchaser Released Claim” has the meaning specified in Section 9.11(a).

“Purchaser Released Person” has the meaning specified in Section 9.11(b).

“Purchaser Releasing Party” has the meaning specified in Section 9.11(a).

“Purchaser Securities” has the meaning specified in Section 5.5(c).

“Quick Refund” has the meaning set forth on Section 6.8(h) of the Purchaser Disclosure Schedule.

“R&W Insurance Policy” shall mean the Representations and Warranties Insurance Policy placed on or before the Closing Date for the benefit of the Purchaser in substantially the same form as the form attached on Exhibit E.

“Real Property” has the meaning specified in Section 3.16(b).

“Real Property Leases” has the meaning specified in Section 3.16(b).

“Related Party Agreement” means, as of any time, any Contract between any of the Company or its Subsidiaries, on the one hand, and any members of the Seller Group, on the other hand.

“Relevant Items” has the meaning set forth on Section 6.8(h)(i) of the Purchaser Disclosure Schedule.

“Representative” means, with respect to any Person, any officer, director, principal, partner, manager, member, attorney, accountant, agent, employee, consultant, financial advisor or other authorized representative of such Person.

“Resolution Period” has the meaning specified in Section 2.5(c).

“Resolved Matters” has the meaning specified in Section 2.5(c).

“Restricted Cash” means any cash or cash equivalents that are required to be classified as restricted cash in accordance with GAAP.

“Restricted Person” means any Person that is the subject or target of any prohibition or restriction under any Sanctions or Trade Control Laws, including (i) any Person located, operating, organized or resident in a Sanctioned Jurisdiction; (ii) the government, including any Governmental Authority, political subdivision, agency or instrumentality thereof, of any Sanctioned Jurisdiction or of Venezuela; (iii) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, any member state of the European Union or the United Kingdom; (iv) any Person that has been designated on any list or Order of prohibited or restricted Persons promulgated under Trade Control Laws, including the Denied Persons List, Entity List, Unverified List or Military End User List of the U.S. Department of Commerce or the Debarred List or Nonproliferation Sanctions List of the U.S. Department of State; and (v) any Person that is directly or indirectly owned or controlled by, or acts for or on behalf of, any of the foregoing.

“Review Period” has the meaning specified in Section 2.5(b).

“Sanctioned Jurisdiction” means, at any time, a country or territory that is itself the subject or target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the non-governmental controlled oblasts of Zaporizhzhia and Kherson, the so-called Donetsk People’s Republic region of Ukraine and the so-called Luhansk People’s Republic region of Ukraine).

“Sanctions” means economic and financial sanctions and trade embargoes imposed, administered, or enforced from time to time by (i) the U.S. government, including those administered by OFAC and the U.S. Department of State and (ii) the United Nations Security Council, the European Union, any European Union member state, and the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“Securities” has the meaning specified in Section 3.5(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning specified in the Preamble.

“Seller Consolidated Group” means any consolidated Tax group for purposes of filing income Tax returns whose parent entity is Rhyz Inc., Nu Skin Enterprises, Inc. or any parent entity of the foregoing (other than such a group consisting solely of the Company and its Subsidiaries).

“Seller Corporate Policies” has the meaning specified in Section 6.4.

“Seller Equityholders” means the Founders and Rhyz Inc., a Delaware corporation.

“Seller Group” means Seller and its Affiliates (other than the Company and its Subsidiaries).

“Seller Material Adverse Effect” means a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement.

“Seller Names” shall mean any right, title or interest in any Trademark containing Nu Skin, Rhyz or any confusingly similar variations, translations, transliterations or derivatives thereof, whether used alone or in combination with other words.

“Seller Released Claim” has the meaning specified in Section 9.11(b).

“Seller Released Person” has the meaning specified in Section 9.11(a).

“Seller Releasing Party” has the meaning specified in Section 9.11(b).

“Seller Support Arrangements” means all obligations of any member of the Seller Group under any Contract, arrangement or other obligation to support, facilitate or provide credit enhancement for the Business or Purchaser or its Affiliates for which any member of the Seller Group is or may be liable as guarantor, collateral provider, original tenant, primary or secondary obligor, Person required to provide financial support or collateral in any form whatsoever, or otherwise (including by reason of performance guarantees, bonds or letters of credit or arrangements with insurance carriers to secure retained layers, deductibles, retentions or other amounts under Insurance Policies) as set forth in Section 3.11(a)(vi) of the Company Disclosure Schedule.

“Shared Company Benefit Plan” means any Benefit Plan of the Seller Group in which any Company Employee or Former Company Employee (or beneficiary thereof) participates.

“Shortfall Amount” has the meaning set forth in Section 2.5(f)(ii).

“Solvency” has the meaning specified in Section 3.2.

“Solvent” has the meaning specified in Section 5.9.

“Specified Tax Refunds” has the meaning set forth in Section 6.8(h) of the Purchaser Disclosure Schedule.

“Specified Current Assets” has the meaning specified in Exhibit B.

“Specified Current Liabilities” has the meaning specified in Exhibit B.

“STB” means Simpson Thacher & Bartlett LLP.

“Stock Consideration” means $20,000,000 in shares of Purchaser Common Stock.

“Straddle Period” means a taxable period that begins before or on and ends after the Closing Date.

“Subsidiary” of any Person (such Person for purposes of this definition, the “Controlling Company”) means any other Person (i) of which a majority of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by the Controlling Company and/or (ii) with respect to which the Controlling Company or its Subsidiaries is a general partner or managing member.

“Tax” or “Taxes” means any and all U.S. federal, state, local or non-U.S. income, sales and use, excise, franchise, real and personal property, gross income, gross receipt, capital stock, unincorporated business, production, business and occupation, registration, alternative or add-on minimum, transfer, ad valorem, imputed underpayment, profits, capital gains, natural resources, environmental, premium, special assessment, contributions, lease, service, service use, license, franchise, stamp, utility, windfall profit, customs, duties, social security, disability, worker’s compensation, employment, payroll, severance, estimated, or withholding tax or other tax, of any kind whatsoever in the nature of a tax, or any other like charges, fees, levies, imposts, duties or other assessment of a similar nature, imposed by any Taxing Authority, whether disputed or not, including all interest, penalties, fines, and additions to tax imposed by any Taxing Authority in connection with any of the foregoing.

“Tax Return” means any return, report, declaration, election, claim for refund, estimate, information return or statement required to be filed with any Governmental Authority with respect to Taxes, including any schedule, exhibits or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority.

“Terminated Individual” has the meaning specified in Section 1.1(a).

“Trade Control Laws” means (i) all applicable export control, import and antiboycott Laws and regulations imposed, administered or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs Laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1 and the Foreign Trade Regulations (15 C.F.R. Part 30); and (ii) all applicable export control, import and antiboycott Laws and regulations imposed, administered or enforced by the EU and the UK, except to the extent inconsistent with U.S. Law.

“Transaction Expenses” means, without duplication, solely the following, to the extent unpaid as of the Closing, (i) the out-of-pocket fees and expenses payable to third parties (including all fees, expenses, disbursements and other similar amounts payable to attorneys, financial advisors or accountants) incurred by Nu Skin Enterprises, Inc. or any of its Subsidiaries prior to the Closing solely to effect the negotiation, documentation and consummation of the transactions contemplated by this Agreement; (ii) any obligation of the Company or any of its Subsidiaries in respect of any change of control, success, retention, incentive, severance, termination or similar payments which vest or become payable to any current or former director, officer, employee or service provider of the Company or any of its Subsidiaries solely as a result of the consummation of the transactions contemplated by this Agreement and the employer share of any payroll or other Taxes with respect thereto; (iii) all amounts payable in connection with the December 30, 2024 termination of the employment (the “Pre-Closing Termination”) of the individual set forth on Section 2.2(b)(ix) of the Purchaser Disclosure Schedule (the “Terminated Individual”) (including, but not limited to, such amounts that become payable to the Terminated Individual in connection with a separation agreement executed after the Closing Date)  and the employer portion of payroll and employment-related Taxes with respect thereto; (iv) the employer portion of payroll Taxes with respect to the Profits Interest Units; (v) 50% of the fees and expenses in connection with Purchaser obtaining the R&W Insurance Policy; (vi) 50% of the filing fees payable under the HSR Act; (vii) 50% of the fees and expenses of the Escrow Agent and (viii) certain legal costs and expenses incurred by the Founders as agreed by Seller. For the avoidance of doubt, “Transaction Expenses” shall not include (x) any Transfer Taxes for which Seller is responsible under Section 6.8(a) or (y) any amount taken into account in determining Indebtedness or Net Working Capital.

“Transaction Tax Deductions” means the aggregate amount, assuming the Transactions are consummated, of any fees, costs and expenses of the Company and its Subsidiaries that are deductible in a Pre-Closing Tax Period for Tax purposes and economically borne by Seller or the Seller Equityholders, and without duplication, related to or arising out of the Transactions or reflected as a liability on the Closing Statement, including (i) any employee bonuses, change in control payments, severance payments, retention payments or similar payments made by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement or included in the computation of Indebtedness or Net Working Capital; (ii) the fees, expenses, debt prepayment fees, debt issuance costs or capitalized debt costs, and interest (including amounts treated as interest for U.S. federal income tax purposes) incurred by the Company or any of its Subsidiaries with respect to the payment of Indebtedness as contemplated by this Agreement or in connection with the transactions contemplated by this Agreement; and (iii) the amount of any fees and expenses of the Company or any of its Subsidiaries incurred in connection with the negotiation and execution of this Agreement and the consummation of the Transactions, including any Transaction Expenses or amounts that would be Transaction Expenses except for the fact that such expenses were paid prior to the Closing.

“Transfer Taxes” has the meaning specified in Section 6.8(a).

“Transition Services Agreement” has the meaning specified in Section 6.5.

“Unresolved Matters” has the meaning specified in Section 2.5(c).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and all similar foreign, state, or local applicable Laws, each as amended.

(b)         Other Definitional and Interpretive Matters.  Unless otherwise expressly provided herein, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)        Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii)       Dollars.  Any reference in this Agreement to Dollars or $ shall mean U.S. dollars.

(iii)     Exhibits/Schedules.  The Exhibits to this Agreement and the Company Disclosure Schedule and Purchaser Disclosure Schedule are hereby incorporated and made a part hereof and are an integral part of this Agreement.  The Company may, at its option, include in the Company Disclosure Schedule, and Purchaser may, at its option, include in Purchaser Disclosure Schedule, items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise.  Any matter set forth in any Section of any Company Disclosure Schedule or any Purchaser Disclosure Schedule shall be deemed to be referred to and incorporated in any Section to which it is specifically referenced or cross-referenced, and also in all other Sections of the Company Disclosure Schedule or Purchaser Disclosure Schedule, respectively, to which such matter’s application or relevance is reasonably apparent on its face without any further knowledge of such fact or matter.  Nothing contained in the Company Disclosure Schedule or Purchaser Disclosure Schedule should be construed as an admission of Liability or responsibility of any party to any third party in connection with any pending or threatened legal proceeding or otherwise.  Any capitalized terms used in any Exhibit, Company Disclosure Schedule or Purchaser Disclosure Schedule but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv)     Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v)       Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vi)      Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii)     Including.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(viii)    Or.  The word “or” is not exclusive, unless the context otherwise requires.

(ix)     Reflected On or Set Forth In.  An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (A) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, or (B) such item is otherwise set forth or reflected on the balance sheet or financial statements.

(x)       Made Available or Provided.  All documents or items which have been made available to Purchaser or its Representatives, including by posting such document or item in the electronic data room maintained by or on behalf of the Company or Seller, at least twenty-four (24) hours prior to the execution of this Agreement shall be deemed “made available,” “provided” and “disclosed” to Purchaser pursuant to this Agreement.

(xi)      Ordinary Course of Business.  When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company and the Company’s Subsidiaries’ business.

(c)         The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II
UNIT PURCHASE

2.1          Unit Purchase.  At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase from Seller, through its Subsidiary, Mavrck, all of the issued and outstanding Company Units held by Seller, free and clear of all Liens other than those arising under applicable securities Laws, in exchange for the consideration set forth in Section 2.3 and Section 2.5, such that, at the Closing, Mavrck shall become the holder of all of the issued and outstanding Company Units.  Notwithstanding anything in this agreement to the contrary, in no event will Purchaser pay an amount of consideration to Seller in the aggregate in the excess of or less than the Final Cash Purchase Price plus the Stock Consideration, with the shares of Purchaser Common Stock comprising the Stock Consideration valued at $10 per share.

2.2          Closing.

(a)          Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) will take place at 8:00 a.m. (Pacific Time) on the date hereof via conference call or virtual meeting and the electronic exchange of executed documents, or such other time, date and/or place as determined by Seller and Purchaser.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b)          At or prior to the Closing, the Company or Seller, as applicable, shall deliver, or cause to be delivered to Purchaser, the following:

(i)        the Escrow Agreement, duly executed by the Escrow Agent and Seller;

(ii)       the Transition Services Agreement, duly executed by Seller (or one of its Affiliates as designated by Seller) and the Company;

(iii)      the Commercial Services Agreement, duly executed by Seller (or one of its Affiliates as designated by Seller);

(iv)      the joinders to the Amended and Restated Stockholders Agreement, duly executed by each Seller Equityholder;

(v)       the joinders to the Registration Rights Agreement, duly executed by each Seller Equityholder;

(vi)     evidence reasonably satisfactory to Purchaser of the resignation or removal of each of the managers and each of the officers of the Company and of each Subsidiary of the Company in office immediately prior to the Closing as managers and/or officers, as applicable, of the Company and of each such Subsidiary, effective no later than the Closing;

(vii)     an IRS Form W-9 duly executed by Seller;

(viii)    an Accredited Investor Questionnaire duly executed by each Founder indicating that such Founder is an Accredited Investor;

(ix)      duly executed unit powers evidencing the transfer of all of the Company Units to Mavrck;

(x)       a certificate of the Secretary of the Company dated as of the Closing Date, in form and substance reasonably satisfactory to Purchaser, as to the Company being in good standing (including attaching a certificate of good standing dated not more than five Business Days prior to the Closing Date issued by the Secretary of State of the State of Delaware);

(xi)      a duly executed officer’s certificate executed by each of NuSkin Enterprises, Inc. and Bank of America, N.A. in the form attached hereto as Exhibit E;

(xii)    a duly executed intercompany agreement termination letter executed by each of NuSkin Enterprises, Inc., MyFavorite Things, Inc., Rhyz, Inc. and Nu Skin International, Inc., in the form attached hereto as Exhibit F;

(xiii)    a duly executed termination of the Company’s Amended and Restated Limited Liability Company Agreement, dated July 24, 2024, to be effective immediately following the Closing;

(xiv)    a duly executed copy of each Intellectual Property Assignment Agreements, the consideration for which is included in the Estimated Cash Purchase Price; and

(xv)     a duly executed acknowledgment of the termination of the employee covenant agreements in the form attached hereto as Exhibit G duly executed by Nu Skin Enterprises, Inc.

(c)          At or prior to the Closing, Purchaser shall deliver, or cause to be delivered to Seller, the following:

(i)        the Escrow Agreement, duly executed by Purchaser;

(ii)       the Transition Services Agreement, duly executed by Purchaser;

(iii)      the Commercial Services Agreement, duly executed by Purchaser;

(iv)      the payments set forth in Sections 2.3(a), 2.3(b), 2.3(d) 2.3(d) and 2.3(e); and

(v)       the Stock Consideration set forth in Section 2.3(c).

2.3          Closing Payments by Purchaser.

(a)          Determination of Estimated Cash Purchase Price.  Prior to the Closing Date, the Company shall have delivered to Purchaser the Company’s good faith calculation and estimate of the aggregate amount of the Estimated Cash Purchase Price, (y) each of the Estimated Cash Purchase Price Elements.  The calculations described above in the foregoing sentence are collectively referred to herein as the “Estimated Closing Statement.” The Estimated Closing Statement shall have been prepared in a manner consistent with the terms of (including the definitions contained in) this Agreement, including Exhibit B, and shall include all components required to make the payments set forth in Sections 2.3(b), 2.3(d), 2.3(d) and 2.3(e).

(b)          Payment of Estimated Cash Purchase Price.  At the Closing, subject to Section 6.9, Purchaser shall pay, or cause to be paid, to Seller or its designee(s) an amount equal to the Estimated Cash Purchase Price by wire transfer of immediately available funds to the account identified in the Estimated Closing Statement.

(c)          Payment of Stock Consideration.  At the Closing, Purchaser shall (i) issue, or cause to be issued, to Seller or its designee the Stock Consideration (which such shares of Purchaser Common Stock shall be duly authorized, validly issued, nonassessable and free of preemptive rights) to the account or accounts identified by Seller and (ii) deliver to Seller (or its designee(s)) evidence of book-entry shares representing the number of whole shares of the Stock Consideration issued to Seller (or its designee(s)).  Immediately following receipt of such Stock Consideration, Seller shall distribute such Stock Consideration to the Seller Equityholders in the manner agreed upon among the Seller Equityholders; provided, that, in connection with such distribution, Seller shall deliver stock powers evidencing such transfer.

(d)          Payment of Estimated Transaction Expenses.  At the Closing, Purchaser shall pay, or cause to be paid, the Estimated Transaction Expenses to the applicable recipients identified in, and in accordance with, the Estimated Closing Statement.

(e)         Payment of Escrow Amount.  At the Closing, Purchaser shall pay, or cause to be paid, to  (i) the Adjustment Escrow Account, by wire transfer of immediately available funds, an amount equal to the Adjustment Escrow Amount for deposit in accordance with this Agreement and the Escrow Agreement and (ii) the Profits Interest Units Escrow Account, by wire transfer of immediately available funds, an amount equal to the Profits Interest Units Escrow Amount for deposit in accordance with this Agreement and the Escrow Agreement.  The Escrow Amount will not be used for any purpose except as expressly provided in this Agreement or the Escrow Agreement.

2.4        Certain Indebtedness and Liens.  Substantially simultaneously with the consummation of the Closing, (i) all obligations of the Company and its Subsidiaries with respect to Indebtedness outstanding under the Debt Agreements (other than, in each case, contingent expense or indemnification obligations for which no claim or demand has been made) and (ii) all Liens on the Company Units and assets of the Company and its Subsidiaries securing the obligations of the Company and its Subsidiaries pursuant to the Debt Agreements (including precautionary Liens or Liens arising out of “fall back” security) shall, in each case, be released, terminated and cancelled in all respects.  Promptly following the consummation of the Closing, Seller shall file or cause to be filed a UCC termination statement evidencing the release of such Liens. As of the Closing, with respect to each of the letters of credit, surety obligations and other similar arrangements of the Company and its Subsidiaries issued pursuant to Indebtedness of the Company and its Subsidiaries or commitments under agreements governing Indebtedness of the Company and its Subsidiaries, Purchaser shall cause such letter of credit to be returned to the issuers thereof or otherwise satisfy the issuers of such letters of credit as to the disposition or retention of such letters of credit under the applicable credit facilities (e.g., cash collateralizing such obligations).

2.5          Post-Closing Determination of Additional Cash Purchase Price.

(a)          From the delivery of the Closing Statement until the determination of the Final Closing Statement pursuant to this Section 2.5, upon reasonable prior written notice, Purchaser and the Company shall, and shall cause their respective Subsidiaries to, permit Seller (and any accounting firm retained pursuant to clause (y) of Section 2.5(b)) access, during normal business hours upon reasonable advance notice and without undue interruption to the business to (i) the books, records, contracts and other documents (including auditor’s work papers) of the Company and/or its Subsidiaries that are or could reasonably be relevant to the calculations set forth in the Closing Statement, a Dispute Notice or otherwise related to the negotiation and/or resolution of the Final Closing Statement and (ii) the personnel and accountants who worked on the Closing Statement and are knowledgeable about the information and calculations contained therein.

(b)          Following the Closing, Purchaser shall prepare a good faith calculation of the Final Cash Purchase Price, the Final Cash Purchase Price Elements and the Additional Cash Purchase Price (if any). The calculations described in the foregoing sentence are collectively referred to herein as the “Closing Statement.” Purchaser shall deliver the Closing Statement, together with reasonable supporting detail as to each of the calculations (including with respect to the Final Cash Purchase Price Elements) set forth in the Closing Statement, to Seller no later than ninety (90) days following the Closing Date.  If Purchaser fails to timely deliver the Closing Statement in accordance with the immediately preceding sentence within such ninety (90)-day period, then, at the election of Seller in its sole discretion, either (x) the Estimated Closing Statement delivered by the Company to Purchaser pursuant to Section 2.3(a) shall be deemed to be the Final Closing Statement for all purposes herein or (y) Seller shall retain (at the sole cost and expense of Purchaser) a nationally recognized independent accounting firm to analyze the Company’s books, determine the calculation of, and prepare, the Closing Statement consistent with the provisions of this Section 2.5, the determination of such accounting firm being conclusive, final and binding on the parties hereto; provided, however, that, notwithstanding the foregoing, Seller reserves any and all other rights granted to it in this Agreement. Purchaser shall promptly reimburse Seller upon its request for all of the fees, costs and expenses incurred by Seller in connection with the foregoing clause (y).  Notwithstanding anything herein to the contrary, the parties agree that the Closing Statement, and the component items and calculations therein, including the Final Cash Purchase Price Elements, shall be prepared in a manner consistent with the terms of (including the definitions contained in) this Agreement, including Exhibit B.  The Closing Statement will entirely disregard (A) any and all effects on the Company and its Subsidiaries (including the assets and liabilities of the Company and its Subsidiaries) as a result of the transactions contemplated by this Agreement (including fees and expenses resulting therefrom) or of any debt or equity financing arrangements entered into at any time by Purchaser or its Affiliates or any other transaction entered into by Purchaser or its Affiliates in connection with the consummation of the transactions contemplated by this Agreement and (B) any of the plans, transactions, fundings, payments or changes that any Purchaser or its Affiliates initiates or makes or causes to be initiated or made after the Closing with respect to the Company and its Subsidiaries or their business or assets, or any facts or circumstances that are unique or particular to Purchaser or its Affiliates or any of their respective assets or liabilities.  The Closing Statement shall be conclusive, final and binding on all parties absent manifest error unless Seller gives Purchaser written notice (a “Dispute Notice”) of any disputes or objections thereto (collectively, the “Disputed Items”) with reasonable supporting detail as to such Disputed Items, within sixty (60) days after receipt of the Closing Statement (such period, the “Review Period”).  In the event Seller fails to give Purchaser a Dispute Notice prior to the expiration of the Review Period or otherwise earlier notifies Purchaser in writing that Seller has no disputes or objections to the Closing Statement, payments shall be made by Purchaser, in accordance with Section 2.5(f).  In the event Seller gives Purchaser a Dispute Notice prior to the expiration of the Review Period then, within two (2) Business Days after such Dispute Notice has been given to Purchaser, payments shall be made by Purchaser, in accordance with Section 2.5(f) solely to the extent applicable in light of, and to the extent which, Seller has not objected to the calculation set forth in the Closing Statement.

(c)          Purchaser and Seller shall, for a period of thirty (30) days (or such longer period as Purchaser and Seller may agree in writing) following delivery of a Dispute Notice to Purchaser (the “Resolution Period”), attempt in good faith to resolve their differences (all such discussions and communications related thereto shall (unless otherwise agreed by Purchaser and Seller in writing) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule), and any such resolution by them as to any Disputed Items shall be conclusive, final and binding on all parties absent manifest error.  Any Disputed Items agreed to by Purchaser and Seller in writing, together with any items or calculations set forth in the Closing Statement not disputed or objected to by Seller in the Dispute Notice, are collectively referred to herein as the “Resolved Matters.” Any Resolved Matters shall be conclusive, final and binding on all parties absent manifest error, except to the extent such component could be affected by other components of the calculations set forth in the Closing Statement that are the subject of a Dispute Notice.  If at the end of the Resolution Period, Purchaser and Seller have been unable to resolve any differences that they may have with respect to the matters specified in the Dispute Notice, either of Purchaser or Seller may, upon written notice to the other, refer all matters that remain in dispute with respect to the Dispute Notice (the “Unresolved Matters”) for resolution to the Independent Accountant.  If one or more Unresolved Matters are submitted to the Independent Accountant for resolution, Purchaser and Seller shall enter into a customary engagement letter with, and to the extent necessary each party to this Agreement will waive and cause its controlling Affiliates to waive any conflicts with, the Independent Accountant at the time such dispute is submitted to the Independent Accountant and shall cooperate with the Independent Accountant in connection with its determination pursuant to this Section 2.5.  Within ten (10) days after the Independent Accountant has been retained, each of Purchaser and Seller shall furnish, at its own expense, to the Independent Accountant and substantially simultaneously to the other a written statement of its position with respect to each Unresolved Matter.  Within five (5) Business Days after the expiration of such ten (10)-day period, each of Purchaser and Seller may deliver to the Independent Accountant its response to the other’s position on each Unresolved Matter; provided, that it delivers a copy thereof substantially simultaneously to the other.  With each submission, each of Purchaser and Seller may also furnish to the Independent Accountant such other information and documents as it deems relevant or such information and documents as may be requested by the Independent Accountant; provided, that it delivers a copy thereof substantially simultaneously to the other.  The Independent Accountant may, at its discretion, conduct one or more conferences (whether in person or by teleconference) concerning the disagreement and each of Purchaser and Seller shall have the right to present additional documents, materials and other information and to have present its Representatives at such conferences.

(d)          The Independent Accountant shall be directed to promptly, and in any event within thirty (30) days after its appointment pursuant to Section 2.5(c), render its decision on the Unresolved Matters (and not on any other matter or calculation set forth in the Closing Statement).  The Independent Accountant’s determination as to each Unresolved Matter shall be set forth in a written statement delivered to each of Purchaser and Seller, which shall include the Independent Accountant’s (i) determination as to the calculation of each of the Unresolved Matters and (ii) the corresponding corrective calculations set forth in the Closing Statement that are derived from its determination as to the calculations of the Unresolved Matters, all of which shall be conclusive, final and binding on all parties absent manifest error.  In resolving any Unresolved Matter, the Independent Accountant may not assign a value to such item greater than the greatest value for such item claimed by Purchaser in the Closing Statement or by Seller in the Dispute Notice or less than the lowest value for such item claimed by Purchaser in the Closing Statement or by Seller in the Dispute Notice.  The Independent Accountant shall also determine the proportion of its fees and expenses to be paid by each of Purchaser and Seller based on the degree (as determined by the Independent Accountant) to which the Independent Accountant has accepted the positions of Purchaser and Seller.  For the avoidance of doubt, the Independent Accountant’s fees and expenses payable by Purchaser (if any) shall be paid to the Independent Accountant directly by Purchaser, and the Independent Accountant’s fees and expenses payable by Seller (if any) shall be paid by Seller.

(e)         For purposes of this Agreement, subject to the fourth sentence of Section 2.5(b), the “Final Closing Statement” shall be (i) in the event that no Dispute Notice is delivered by Seller to Purchaser prior to the expiration of the Review Period, the Closing Statement delivered by Purchaser to Seller pursuant to Section 2.5(b), (ii) in the event that a Dispute Notice is delivered by Seller to Purchaser prior to the expiration of the Review Period, the Closing Statement delivered by Purchaser to Seller pursuant to Section 2.5(b), as adjusted pursuant to the agreement of Purchaser and Seller in writing, or (iii) in the event that a Dispute Notice is delivered by Seller to Purchaser prior to the expiration of the Review Period and Purchaser and Seller are unable to agree on all matters set forth in such Dispute Notice, the Closing Statement delivered by Purchaser to Seller pursuant to Section 2.5(b), as adjusted by the Independent Accountant to be consistent with (A) the Resolved Matters and (B) the Independent Accountant’s determination as to the calculation of the Unresolved Matters in accordance with Sections 2.5(c) and 2.5(d).

(f)          Payment of the Additional Cash Purchase Price.

(i)      If the Final Cash Purchase Price exceeds the Estimated Cash Purchase Price (the “Excess Amount”), then within three (3) Business Days after the final determination of the Final Closing Statement, (x) Purchaser shall pay to Seller or its designee(s) an amount equal to the Excess Amount and (y) Purchaser and Seller shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to release and pay to Seller or its designee(s) the funds in the Adjustment Escrow Account. All distributions of funds from Purchaser pursuant to and in accordance with this Section 2.5(f)(i) shall be made to one or more accounts designated in writing by Seller within (2) Business Days of the final determination of the Final Closing Statement.

(ii)     If the Estimated Cash Purchase Price exceeds the Final Cash Purchase Price (the “Shortfall Amount”), then within three (3) Business Days after the final determination of the Final Closing Statement, Purchaser and Seller shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to (x) release from the Adjustment Escrow Account and pay to Purchaser an amount equal to the lesser of the Shortfall Amount and the Adjustment Escrow Amount and (y) distribute the balance, if any, of the funds in the Adjustment Escrow Account to Seller or its designee(s); provided, that, in the event that the Shortfall Amount exceeds the Adjustment Escrow Amount, Seller shall pay to Purchaser, via wire transfer of immediately available funds, the amount by which the Shortfall Amount exceeds the Adjustment Escrow Amount.

(iii)     If the Final Cash Purchase Price is equal to the Estimated Cash Purchase Price, then Purchaser and Seller shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to release and pay to Seller or its designee(s) the funds in the Adjustment Escrow Account.

(g)          All payments pursuant to Section 2.5(f) shall be treated as an adjustment to the Final Cash Purchase Price for all foreign, federal, state, provincial and local income Tax purposes, unless otherwise required under applicable Law.

(h)        The parties agree that Seller may engage BDO USA, LLP (the “Accounting Advisor”) and its Affiliates to advise or represent them in connection with the determination of any Additional Cash Purchase Price and the matters addressed by this Section 2.5.  Each party shall (and shall cause its controlling Affiliates to) enter into such waivers, indemnities and other agreements as the Accounting Advisor and its Affiliates shall reasonably require to permit the Accounting Advisor and its Affiliates to provide such advice or representation.

(i)          Except for any claim for Fraud, the purchase price adjustment provided for in this Section 2.5 shall be the exclusive remedy for the matters addressed in this Section 2.5 and neither Purchaser nor any other member of the Purchaser Group shall have any other claim or remedy against any other member of the Seller Group in respect thereof.

2.6          Withholding Taxes.  Notwithstanding anything to the contrary contained in this Agreement, Purchaser and its Affiliates shall be entitled to deduct and withhold from any payment payable pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law; provided, that, except for (i) any deduction or withholding arising from the failure to provide the IRS Form W-9 as contemplated in Section 2.2(b)(vi) or (ii) any deduction or withholding in respect of payments treated as compensation for U.S. federal income Tax or employment Tax purposes, including amounts described in Section 2.8 hereof, prior to making any such deduction or withholding, Purchaser shall use commercially reasonable efforts to (i) provide reasonable advance notice to the recipient of the amounts subject to withholding and a reasonable opportunity for such recipient to provide forms or other documentation or evidence that would reduce or eliminate such withholding tax and (ii) cooperate with such recipient to reduce or eliminate any amounts that would otherwise be deducted or withheld to the extent permitted by applicable Tax Law.  To the extent any amounts are deducted and withheld and paid over to the appropriate Taxing Authority, including through the payroll of MyFavoriteThings, Inc., such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.7         Changes in Purchaser Common Stock.  If at any time between the date of this Agreement and the Closing Date, the outstanding shares of Purchaser Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a subdivision, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, cash dividend, redemption, transfer, repurchase, waiver, release, assumption or discharge of liability, combination or other change in capitalization, the definition of Stock Consideration shall be equitably adjusted to reflect such change.

2.8         Profits Interest Units Payroll Mechanics. Notwithstanding anything to the contrary in this Agreement, payment of the aggregate portion of the Estimated Cash Purchase Price payable in respect of the Profits Interest Units is subject to the provisions set forth in Schedule 2.8 of the Purchaser Disclosure Schedule.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Purchaser concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Purchaser, that:

3.1          Organization, Standing and Power.

(a)          The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  The Company is duly licensed or qualified to do business and is in good standing (or the equivalent thereof, if applicable) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification required by Law, except where the failure to be so licensed, qualified or in good standing (or the equivalent thereof, if applicable) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)         Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the Laws of the jurisdiction of its organization except where the failure to be so organized, existing and in good standing (or the equivalent thereof, if applicable) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  No Subsidiary of the Company is in violation of any of its organizational documents in any material respect.

(c)        The Company has made available to Purchaser complete and correct copies of the certificate of formation of the Company and the Company Organizational Documents, each as amended to the date of this Agreement, and the Company is not in violation of any of the provisions contained in such documents in any material respect.

3.2         Authorization.  The Company has all necessary limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, have been duly and validly authorized by all requisite limited liability company action of the Company.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (the “Bankruptcy and Equity Exception”).

3.3         Noncontravention.  Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Organizational Documents or (ii) (A) assuming that the authorizations, consents and approvals referred to in Section 3.4 are obtained and the filings referred to in Section 3.4 are made, violate any Law, Privacy Requirement or Order applicable to the Company or any of the Company’s Subsidiaries, (B) with or without notice, lapse of time or both, violate or constitute a default under any of the terms, conditions or provisions of any Material Contract or accelerate or give rise to a right of termination, cancellation or acceleration of any of the Company’s or, if applicable, the Company’s Subsidiaries’, obligations under any such Material Contract or to the loss of any benefit under a Material Contract, or (C) result in the creation of any Lien (other than any Permitted Lien) on the Company Units or any properties, rights or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (ii)(A) and (ii) (B) for such violations, defaults, accelerations, rights, losses and Liens as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.4        Governmental Approvals.  Except for filings required under, and compliance with other applicable requirements of, the HSR Act, no consents, authorizations, or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby.

3.5          Capitalization.

(a)        Section 3.5(a) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) the issued and outstanding Company Units, (ii) the record and beneficial holders of such Company Units, and (iii) with respect to any Profits Interest Unit, (A) the grant date, (B) the applicable distribution threshold, (C) the vesting schedule and (D) whether such Profits Interest Unit is subject to accelerated vesting.  Such Company Units represent all of the authorized and issued equity interests, securities and/or interests of any kind to the profits or losses of the Company.

(b)        Except as set forth in the Company Organizational Documents or on Section 3.5(a) of the Company Disclosure Schedule, as of the date hereof, there are (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue or register, or that restrict the transfer or voting of, any shares of capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any shares of capital stock of, or other equity or voting interests (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the shares of capital stock of the Company, being referred to collectively as “Securities”) and (v) no other obligations by the Company to make any payments based on the price or value of any Securities or dividends paid thereon or revenues, earnings or financial performance or any other attribute of the Company.  There are no outstanding agreements of any kind which obligate the Company to repurchase, redeem or otherwise acquire any Securities, or obligate the Company to grant, extend or enter into any such agreements, and the Company does not have any outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote with the holders of Company Units on any matter.  No direct or indirect Subsidiary of the Company owns any Company Units.  All outstanding Company Units have been duly authorized and validly issued and are free of preemptive rights.

3.6          Subsidiaries.

(a)        A list of the names of the Company’s Subsidiaries, including their jurisdiction of organization and the name of any equityholder other than the Company or any Subsidiary of the Company is set forth on Section 3.6(a) of the Company Disclosure Schedule.  Each outstanding partnership or limited liability company unit or share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, (in the case of shares of capital stock) fully paid and nonassessable and free of preemptive rights and is held, directly or indirectly, by the Company or another Subsidiary of the Company free and clear of all Liens other than restrictions arising under securities laws.  There are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other ownership interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement.

(b)       As of the date hereof, there are no obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company.  There are no outstanding agreements of any kind which obligate any Subsidiary of the Company to repurchase, redeem or otherwise acquire any securities.

(c)         The only assets of the Company consist of the equity interests in MyFavoriteThings, Inc. and any de minimis amount of cash or other assets to administer the Company.

3.7          Financial Statements; Undisclosed Liabilities.

(a)        Section 3.7(a) of the Company Disclosure Schedule sets forth the unaudited condensed combined carve-out balance sheets of the Company and its consolidated Subsidiaries as at December 31, 2022 and December 31, 2023 and the related unaudited combined carve-out statements of operations, comprehensive loss income, changes in invested equity and cash flows of the Company and its consolidated Subsidiaries for the eleven months ended November 30, 2024 (the “Financial Statements”).

(b)          The Financial Statements have been prepared in all material respects in accordance with GAAP consistently applied during the periods involved and fairly present, in all material respects, the consolidated financial position and the results of operations of the Company and its consolidated Subsidiaries at the dates, and for the periods, presented therein.

(c)        None of the Company or any of the Company’s Subsidiaries has any Liabilities, except Liabilities (i) reflected or reserved against on the unaudited condensed consolidated balance sheets of the Company and its consolidated Subsidiaries as of November 30, 2024 (the “Balance Sheet Date”) (including the notes thereto) included in the Financial Statements, (ii) as contemplated by this Agreement or otherwise in connection with the transactions contemplated hereby, (iii) as set forth on Section 3.7(b) of the Company Disclosure Schedule or (iv) or as would not, individually or in the aggregate, be material to the business of the Company and its Subsidiaries, take as a whole.

3.8          Absence of Certain Changes.  Since the Balance Sheet Date,

(a)          through the date of this Agreement, except for the transactions contemplated hereby, the Business has been conducted in all material respects in the ordinary course of business;

(b)         there has not been any effect, event, change, occurrence or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

(c)           through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken:

(i)      amended (whether by merger, consolidation or otherwise) the certificate of formation or limited liability company agreement (or equivalent organizational documents) of the Company or its Subsidiaries;

(ii)       split, combined or reclassified any Company Units or declared, set aside or paid any dividend or other distribution in respect of any Company Units;

(iii)      issued or sold any Company Units or any equity interests of its Subsidiaries (other than any issuances by the Company’s Subsidiaries to the Company or other wholly-owned Subsidiaries of the Company);

(iv)      acquired (whether by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets;

(v)      disposed of (whether by merger, consolidation, disposition of stock or assets or otherwise), directly or indirectly, any material assets (other than Intellectual Property, which is the subject of clause (xiii) below, or obsolete assets);

(vi)      amended, voluntarily terminated or waived any material rights under any Material Contract;

(vii)     commenced a lawsuit other than (A) for the routine collection of bills or (B) in such cases where the Company or such Subsidiary, as applicable, in good faith determines that failure to commence a lawsuit would result in the material impairment of a valuable aspect of its business;

(viii)    made any change to the Company’s or its Subsidiaries’ methods of financial accounting, except as required by changes in GAAP, the SEC or applicable Law;

(ix)      adopted a plan or agreement of complete or partial liquidation or dissolution;

(x)       (A) negotiated, modified, extended, or entered into any Labor Agreement or (B) recognized or certified any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or its Subsidiaries;

(xi)     made (inconsistent with past practice), revoked or changed any material election relating to Taxes, adopted or changed any material Tax accounting method, prepared or filed a material Tax Return in a manner inconsistent with past practice, filed any amended material Tax Return, settled or compromised any material Tax claim or assessment, surrendered any right to claim a material Tax refund or credited, consented or requested any waiver or extension of time to assess or collect any material Taxes, changes any material annual Tax accounting period or entered into any closing agreements in respect of material Taxes, in each case, except to the extent such action is with respect to a Tax Return of a Seller Consolidated Group, or is required as a result of the Restructuring;

(xii)   affirmatively waived in any material respect any noncompetition, non-solicitation, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any current or former employee or independent contractor;

(xiii)    sold, exclusively licensed, assigned, transferred or otherwise disposed of, abandoned, let lapse or permitted to enter the public domain any material Company Intellectual Property owned or purported to be owned by the Company or its Subsidiaries (except for any statutory expirations of Intellectual Property);

(xiv)    except as required by applicable Law or the terms of a Company Benefit Plan or Shared Company Benefit Plan in effect on the date hereof, (A) increased the compensation or benefits provided to any Company Employee, (B) established, adopted, entered into or materially amended any material Company Benefit Plan or, to the extent applicable to any Company Employee, a Shared Company Benefit Plan, (C) accelerated the vesting, payment or funding of any compensation, or (D) hired or engaged, or terminated (other than for cause) the services of, any employee or individual service provider; or

(xv)     agreed or committed to do any of the foregoing.

3.9          Legal Proceedings.

(a)          None of the Company or its Subsidiaries is, or, in the past five (5) years, has been subject to any actual, or to the Company’s Knowledge, threatened Action.

(b)          The Company is not subject to any actual or, to the Company’s Knowledge, threatened Action against or concerning the Company that would reasonably be expected, individually or in the aggregate, to materially impair the Company’s ability to perform or comply with its obligations under this Agreement or consummate the transactions contemplated hereby.

3.10          Compliance With Laws; Permits.

(a)          The Company and its Subsidiaries are and, for the past five (5) years, have been in compliance in all material respects with all applicable Laws.

(b)          The Company and its Subsidiaries hold all Permits necessary for operation of the Business, except where the absence of any such Permit would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  As of the date of this Agreement, there are no Actions pending or, to the Company’s Knowledge, threatened which would reasonably be expected to result in the revocation or termination of any such Permit, except for any such revocation or termination that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)          In the past  five (5) years, none of the Company, its Subsidiaries or any of their respective directors, officers, employees, or, to the Knowledge of the Company, their respective agents or representatives has, directly or indirectly, made, offered, promised or authorized, or solicited, received or agreed to receive, any payment or gift of any money or anything of value to, from or for the benefit of any Government Official or other Person for the purpose of (a) influencing any official act or decision of such Government Official, (b) inducing such Government Official to use his, her or its influence to affect any act or decision of a Governmental Authority or (c) securing any improper advantage, in the case of (a), (b) and (c) above in order to assist the Company in obtaining or retaining business for or with, or directing business to, any Person.  In the past five (5) years, none of the Company, its Subsidiaries or any of their respective directors, officers, employees, or, to the Knowledge of the Company, their respective agents or representatives has made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any Law, rule or regulation, including any Anti-Corruption Laws. None of the Company, its Subsidiaries or any of their officers, directors, employees, or, to the Knowledge of the Company, their respective agents or representatives is the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to any Anti-Corruption Laws, nor, to the Knowledge of the Company, are there any actions, conditions, facts or circumstances that would reasonably be expected to give rise to any future claims with respect to any Anti-Corruption Laws.

(d)          The Company and its Subsidiaries have conducted its export, import and related transactions at all times in material compliance with all applicable Sanctions (since April 24, 2019) and Trade Control Laws (in the past five (5) years).  Without limiting the foregoing, the Company and its Subsidiaries have obtained or have been otherwise qualified to rely upon, and are in compliance with, any required import and export licenses and other required consents, authorizations, waivers, approvals and Orders, and have made or filed any and all necessary notices, registrations, declarations and filings with any Governmental Authority, and have met the requirements of any license exceptions or exemptions, as required in connection with (i) the import, export, re-export or transfer of products, services, software (including source code) or technology or (ii) releases of technical data, software (including source code) or technology to foreign nationals located in the United States and abroad.

(e)           None of the Company, its Subsidiaries or any of their respective officers, directors, employees, or, to the Knowledge of the Company, agents or representatives (i) is a Restricted Person or (ii) has engaged in any transaction, act, dealing or practice in, with, or for the benefit of any Sanctioned Jurisdiction or Restricted Person in violation of applicable Sanctions (since April 24, 2019) or Trade Controls Laws (in the past five (5) years).  Without limiting the foregoing, neither the Company nor any of its Subsidiaries has exported, re-exported, distributed, sold, leased, transferred, furnished, assigned, provided, or otherwise disposed of any products, software (including source code), technology or services, directly or indirectly, to or on behalf of any Sanctioned Jurisdiction or Restricted Person, in each case in violation of applicable Sanctions or Trade Controls Laws.

(f)          There are no pending or, to the Company’s Knowledge, threatened inquiries, investigations, enforcement actions, voluntary disclosures or other claims against the Company of any of its Subsidiaries with respect to material violations of the Sanctions or Trade Control Laws.  There are no actions, conditions, facts or circumstances pertaining to the Company’s or its Subsidiaries’ import, export and related transactions that would reasonably be expected to give rise to any future inquiries, investigations, enforcement actions, voluntary disclosures or other claims with respect to material violations of Sanctions or Trade Control Laws.

3.11          Material Contracts.

(a)          Section 3.11(a) of the Company Disclosure Schedule sets forth a complete and accurate list of Contracts to which the Company or any of its Subsidiaries is a party (which does not include any Company Benefit Plans, Shared Company Benefit Plans, Related Party Agreements or Intercompany Agreements) that fall within the following categories and are existing as of the date hereof (collectively, the “Material Contracts”):

(i)        any Real Property Lease which as of the date hereof requires an annual rent payment in excess of $150,000;

(ii)      any Contract for the purchase of services, equipment or other assets (A) providing for annual payments by the Company or its Subsidiaries of $150,000 or more; or (B) giving rise to anticipated receipts by the counterparty of more than $150,000 in any calendar year;

(iii)      any Contract with a customer of the Company or its Subsidiaries which generates annual payments to the Company or such Subsidiary of $150,000 or more;

(iv)      any material partnership, joint venture or other similar Contract;

(v)      any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which the Company or its Subsidiaries or the Business has continuing obligations in excess of $150,000 following the date of this Agreement;

(vi)     any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP and any Contract as obligor or guarantor relating to Indebtedness, other than any such arrangements exclusively among the Company and its Subsidiaries;

(vii)    any Contract containing covenants expressly limiting the freedom of the Company or any of its Subsidiaries to compete with any Person in a product line or line of business or operate in any jurisdiction in a manner that is material to the business of the Company and its Subsidiaries, taken as a whole;

(viii)    any Contract relating to any swap, forward, futures, warrant, option or other derivative transaction;

(ix)      any agency, dealer, sales representative, marketing or other similar Contract generating annual payments to the Company or its Subsidiary of $150,000 or more;

(x)       any Contract pursuant to which (A) the Company or any of its Subsidiaries is granted a right or license to any Intellectual Property of any other Person, other than (i) any non-exclusive licenses for commercially available off-the-shelf software for annual or aggregate payments of no more than $150,000 that is not embedded into the software of any Product, (ii) licenses for Open Source Software, (iii) Contracts with employees, contractors or consultants of the Company or any of its Subsidiaries entered into in the ordinary course of business, substantially in the form of the Company’s or any of its Subsidiaries’ forms of proprietary information and invention assignment agreement or (iv) contractor agreement, copies of which have been provided to Purchaser, and nondisclosure agreements entered into in the ordinary course of business, or (B) the Company or any of its Subsidiaries grants to any other Person any right or license with respect to any Intellectual Property, other than (i) customer agreements entered into in the ordinary course of business, substantially in the form of the Company’s or any of its Subsidiaries’ form of customer agreement, copies of which have been provided to Purchaser, (ii) Contracts where any license of any Intellectual Property is incidental to such agreement and/or where such license is ancillary to the primary purpose of such Contract, and (iii) nondisclosure agreements entered into in the ordinary course of business (collectively, (A) and (B), “Material IP Contracts”);

(xi)    any Contract that provides for a settlement, conciliation or similar arrangement in connection with any pending or threatened litigation, arbitration or administrative proceedings, which includes any effective and outstanding non-monetary remedies;

(xii)     any Contract containing a “take or pay” or similar provision requiring the Company or any Subsidiary to make minimum purchases of a particular product or service from a vendor, supplier or subcontractor in excess of $150,000 per year in the aggregate;

(xiii)    any Contract (A) with any of its officers, directors, managers, employees or stockholders or any member of their immediate families or (B) between or among the Company or its Subsidiaries, on the one hand, and any member of the Seller Group, on the other hand, other than offer letters and employment agreements entered into in the ordinary course of business with employees of the Company that do not deviate in any material respect from the Company’s standard form offer letters and employment agreements that have been provided to the Purchaser;

(xiv)    any Contract pursuant to which the Company or any Subsidiary is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in excess of $150,000 per annum;

(xv)     any Contract with any Governmental Authority;

(xvi)    any Labor Agreement;

(xvii)   any Contract that is for the employment or engagement of any directors, officers, employees or independent contractors at annual compensation in excess of $150,000; or

(xviii)  Company Benefit Plans or Shared Company Benefit Plans that provides severance, transaction, retention, change in control, termination or similar payment.

(b)          All Material Contracts are in written form. Each Material Contract is a valid and binding agreement of the Company and its Subsidiaries, as applicable, and is in full force and effect. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any Subsidiary or to the knowledge of the Company, with respect to any other contracting party, that, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company or any Subsidiary under any Material Contract or (D) the right to cancel, terminate or modify any Material Contract. Neither the Company nor any Subsidiary has waived any of its material rights under any Material Contract. Neither the Company nor any Subsidiary has received any notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract.  True, correct and complete copies of all Material Contracts have been provided to Purchaser prior to the Agreement Date.  The Company and its Subsidiaries have no material dispute with a customer concerning the provision of services by the Company or its Subsidiaries under any Contract with a customer, and no material customer has communicated any material dissatisfaction with the provisions of services by the Company and its Subsidiaries under any Contract with a customer.

3.12          Intellectual Property; Privacy and Security.

(a)          Section 3.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Patents owned or purported to be owned by or filed in or issued under the name of the Company or any of its Subsidiaries, registered Trademarks owned or purported to be owned by or filed in or issued under the name of the Company or any of its Subsidiaries, and registered Copyrights owned or purported to be owned by or filed in or issued under the name of the Company or any of its Subsidiaries, in each case including, to the extent applicable, (i) the owner of such filing, issuance or registration, (ii) the date of filing, issuance or registration, (iii) the filing, issuance or registration number, (iv) the name of the body where the filing, issuance or registration was made and (v) in the case of domain names and social media accounts, the domain registrar and social media handles.

(b)          (i) The Company or its Subsidiaries, as applicable, solely and exclusively own (or will, upon execution of the IP Assignment Agreement, solely and exclusively own), free and clear of all Liens (other than any Permitted Liens), all material Company Intellectual Property owned or purported to be owned by the Company or its Subsidiaries and (ii) there is no claim pending or, to the Company’s Knowledge, threatened against any of the Company or its Subsidiaries challenging the use, ownership, validity or enforceability of any material Company Intellectual Property owned or purported to be owned by the Company or its Subsidiaries.

(c)          All material Company Intellectual Property owned or purported to be owned by the Company or its Subsidiaries that have been the subject of an application filed with, are issued by, or registered with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are (A) registered in the name of the Company or one of its Subsidiaries; and (B) have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned.  All material registered Company Intellectual Property owned or purported to be owned by the Company or its Subsidiaries is valid and enforceable.

(d)        (i) Neither the operation of the Business as currently conducted nor any activity by the Company or any of its Subsidiaries is infringing on, misappropriating or otherwise violating, or in the past six (6) years has infringed on, misappropriated or otherwise violated any rights to any Intellectual Property of a third party, or subject matter thereof, in any material respect, (ii) there is no claim pending or, to the Company’s Knowledge, threatened in writing against any of the Company or its Subsidiaries alleging the same, (iii) to the Company’s Knowledge, no third party is infringing, violating or misappropriating (or in the past five (5) years, has infringed, violated or misappropriated) any material Company Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries or subject matter thereof and (iv) no claim is pending by the Company or any of its Subsidiaries against any third party alleging the infringement, violation or misappropriation of any Company Intellectual Property.

(e)          Subject to the execution of the IP Assignment Agreements, all former and current employees, consultants and contractors of the Company or any of its Subsidiaries who have created or developed while employed or engaged by the Company or a Subsidiary any material inventions, original works of authorship, developments, improvements, concepts, processes, designs, discoveries, ideas, technology advances, unique solutions to business problems, trademarks, trade secrets or other Intellectual Property that relates to the current or demonstrably anticipated Business, research or development, was developed within the scope of performance of services for the Company or any of its Subsidiaries, or was developed using the Company’s or any of its Subsidiaries’ equipment, supplies, facilities or trade secret information have executed written instruments with the Company or one of its Subsidiaries, as applicable, that assign to the Company or such Subsidiary all rights, title and interest (including all Intellectual Property) in and to all of the forgoing.

(f)          The Company and its Subsidiaries have taken all reasonable measures to protect the confidentiality and value of the subject matter of all Trade Secrets within the Company Intellectual Property.

(g)          Neither the Company nor any of its Subsidiaries has (A) granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any material source code of any of the Products, or (B) provided or disclosed any material source code of any Product to any person or entity other than employees or contractors (who are bound by written confidentiality and non-use obligations protecting such source code) working on the behalf of the Company or its Subsidiaries.

(h)          Each Product currently sold by the Business performs in accordance with its documented specifications and as the Company or any of its Subsidiaries has warranted to its customers in all material respects.

(i)          The Products and IT Assets do not contain any viruses, worms, time‑bombs, key-locks, or any other items intentionally created to disrupt or interfere with the operation of the Products or equipment upon which the Products operate, or the safety, security or integrity of the data, information or signals the Products produce or process in a manner adverse to the Company, any Subsidiary, or any customer, licensee or recipient.  The Products do not include or install undocumented or unauthorized portals, key-logs, codes, commands or other access (including backdoors) to the Products or the data, information or signals the Products produce or process, or any spyware, adware, or other similar software that monitors the use of the Products in an unauthorized manner or contacts any remote computer without the knowledge and express consent of the user(s) of the applicable Product and remote computer, as applicable.

(j)          The Company has made available to the Purchaser an accurate and complete, in all material respects, list of all items of Open Source Software that it has embedded, linked, or distributed in connection with any Products, including the name of each such item and the license(s) applicable to each such item.  Except as set forth in Section 3.12(j) of the Company Disclosure Schedule, the licensing, availability of or development of any Product with any such Open Source Software, and the incorporation, linking, calling, distribution or other use in, by or with any such Product of any such Open Source Software, does not obligate the Company to disclose, make available, offer or deliver to any third party any portion of the source code of such Product or component thereof other than the applicable Open Source Software. The Company and each of its Subsidiaries are in compliance in all material respects with all licenses for Open Source Software that it uses.

(k)         The Company and each of its Subsidiaries use all Generative AI Tools in compliance in all material respects with all license terms, consents, Contracts, Privacy Policies and Laws.  Neither the Company nor any of its Subsidiaries have included and do not include any Personal Information or Trade Secrets of the Company or any of its Subsidiaries, or of any third party under an obligation of confidentiality by the Company or any of its Subsidiaries, in any prompts or inputs into any Generative AI Tools, except in cases where the applicable owner of such Generative AI Tools has agreed in writing (i) to keep such information, prompts, and services confidential and not to use them for any purpose other than providing the applicable Generative AI Tool to the Company or one of its Subsidiaries, as applicable, and (ii) not to use such information, prompts or services to train the machine learning or algorithm of the applicable Generative AI Tools or any other products or services. Neither the Company nor any Subsidiary has used Generative AI Tools to develop any Product or subject matter of Company Intellectual Property that is material to the Business.

(l)          No funding, facilities or personnel of any Governmental Authority, university, college, other educational institution or research center was used directly or indirectly in connection with the development of any material Company Intellectual Property owned or purported to be owned by the Company or its Subsidiaries in such a manner as to give any of the foregoing any claim or right, current or contingent, in or to any such Company Intellectual Property

(m)         Neither the Company nor any Subsidiary is, or has ever been, a member or promoter of, or a contributor to, any industry standards body or similar organization which, as a result thereof, has a legal right to compel the Company or such Subsidiary, as applicable, to grant or offer to any other person or entity any license or right to any material Company Intellectual Property.

(n)         The Company complies, and for the past five (5) years has complied, in all material respects, with all: (i) applicable Privacy Laws; (ii) Privacy Policies, (iii) contractual obligations the primary purpose of which is the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information; and (iv) all applicable binding industry standards, including, without limitation, the Payment Card Industry – Data Security Standard ((i)-(iv) collectively, the “Privacy Requirements”).

(o)          The Company has, in all material respects, (i) taken all required organizational, physical, administrative, and technical measures under the Privacy Requirements to protect: (A) the integrity, security, and operations of all IT Assets with commercially reasonable backup, security and disaster recovery technology and (B) all Personal Information and all other confidential data owned, controlled, or stored by the Company from and against data security incidents or other misuse and (ii) implemented reasonable procedures, satisfying the requirements of applicable Privacy Requirements, to detect data security incidents and to protect Personal Information against loss and against unauthorized access, use, modification, disclosure, or other misuse.

(p)          The IT Assets are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the business of the Company as currently conducted and as conducted over the past five (5) years. In the past five (5) years, the IT Assets have not malfunctioned or failed in a manner that resulted in material ongoing disruptions to the operation of the Company's business.

(q)          In the past five (5) years, there have been no material data security incidents, personal data breaches or ransomware incidents related to any (i) IT Assets or (ii) Personal Information, or confidential Company data in the custody or control of (x) the Company or (y) to the Company’s Knowledge, any service provider acting on behalf of the Company.

(r)          The Company has not sold (as defined in the CCPA) Personal Information processed by it to a third party, except with respect to any use of analytics, advertising, and other tracking technologies on the Company’s and/or its Subsidiary’s website, such as cookies or pixels, which may result in the "sale" of Personal Information as broadly defined under the CCPA.

(s)          In the past five (5) years, there have not been any material Actions filed against the Company or its Subsidiaries by any Person or Governmental Authority related to any data security incidents, ransomware incidents, or any violations of any Privacy Requirements, other than any individual data subject requests or complaints made in the ordinary course of business.

3.13        Employee Benefits Matters.

(a)          Set forth in Section 3.13(a) of the Company Disclosure Schedule is an accurate and complete list as of the date hereof of each Company Benefit Plan and material Shared Company Benefit Plan.  For each Company Benefit Plan and each material Shared Company Benefit Plan, the Company has made available to Purchaser, as applicable, (i) a copy of all documents embodying or governing such plan (or, if such plan is unwritten, a description thereof), including all material amendments thereto, (ii) the most recent determination or opinion letter issued by the IRS with respect to such plan, (iii) the current summary plan description or other summary given to participants, including any summaries of material modification, (iv) the most recently filed annual return/report (Form 5500), (v) the last three (3) years of non-discrimination testing results and (vi) all non-routine correspondence to and from any Governmental Authority.

(b)          None of the Company or any of its ERISA Affiliates or any predecessor thereof sponsors, maintains, contributes to, or has any Liability or obligation (including on account of any ERISA Affiliate), or has in the past sponsored, maintained, contributed to, or had any Liability (whether contingent or otherwise) with respect to: (i) any employee benefit plan that is subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither the Company nor any ERISA Affiliate has ever incurred any Liability under Title IV of ERISA that has not been paid in full.

(c)          Each Company Benefit Plan or Shared Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination or opinion letter from the Internal Revenue Service (the “IRS”) or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired, and, to the Knowledge of the Company, no event or omission has occurred that would cause any Company Benefit Plan or Shared Company Benefit Plan to lose such qualification or require corrective action with the IRS or under the Employee Plans Compliance Resolution System to maintain such qualification.

(d)          (i) Each Company Benefit Plan has been maintained in material compliance with its terms and all applicable Law, including ERISA and the Code, including with respect to the timely making or accrual of contributions. (ii) As of the date hereof, there is no claim or cause of action pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened in writing (A) against any Company Benefit Plan, (B) involving any Company Benefit Plan before a Governmental Authority, or (C) involving the terms or conditions of employment, or compensation or employee benefits, of any Company Employee or Former Company Employee. (iii) No Company Benefit Plan is, or within the past six years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. (iv) All payments and/or contributions required to have been timely made with respect to all Company Benefit Plans either have been made or have been accrued in accordance with the terms of the applicable Company Benefit Plan and applicable law.

(e)          Except as otherwise set forth in Section 3.13(e) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries has any obligation to provide any post-employment or post-retirement health or medical or life insurance benefits (other than coverage mandated by applicable Law), including in respect of any period of notice of termination under statute, Contract or common Law.  No Company Benefit Plan provides health or long term disability benefits that are not fully insured through an insurance contract.

(f)          Except as otherwise set forth in Section 3.13(f) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein (either alone or upon the occurrence of any additional or subsequent event), could (i)  result in, or cause any payments or benefits to become due or payable to any Company Employee, (ii) result in, or cause any acceleration, vesting or material increase in payments or benefits to any Company Employee, or (iii) result in any “excess parachute payment” as defined in Section 280G of the Code.

(g)          No Shared Company Benefit Plan will automatically transfer to Purchaser or any of its Affiliates (including the Company and its Subsidiaries), including by operation of applicable Law, in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated herein.  Upon and following the Closing, Purchaser and its Affiliates (including the Company and its Subsidiaries) shall have no Liability under or with respect to any Shared Company Benefit Plan.

(h)          Any transfer of property which was subject to a substantial risk of forfeiture and which would otherwise have been subject to taxation under Section 83(a) of the Code is covered by a valid and timely filed election under Section 83(b) of the Code, and a copy of such election has been provided to the Company.

(i)          Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Company Benefit Plan is, or to the Knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(j)          No Company Benefit Plan is subject to the laws of any jurisdiction outside the United States.

(k)          Neither the Company nor any of its Subsidiaries has any obligation to provide for any tax “gross-up” or similar “make-whole” payments.

3.14          Labor.

(a)          Except as otherwise set forth in Section 3.14(a) of the Company Disclosure Schedule, (i) none of the Company or its Subsidiaries is a party to or subject to any Labor Agreement (nor is any such Labor Agreement presently being negotiated) and no employees of the Company or its Subsidiaries are represented by any labor union, works council, or other labor organization in connection with their employment for the Company or any of its Subsidiaries, (ii) to the Company’s Knowledge, there is no, and in the past three (3) years, there has not been any organizational campaign, demand, petition or other unionization activity seeking recognition or certification. There are no and, for the past three (3) years, there have not been any representation or certification proceedings pending or, to the Company’s Knowledge, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no, and in the past three (3) years there has not been any, labor strike, concerted slowdown or work stoppage, picketing, handbilling, or lockout or other material labor dispute pending or, to the Company’s Knowledge, threatened against or affecting the Company or its Subsidiaries, (iii) there are no, and in the past three (3) years there has not been any, unfair labor practice charges or complaints, labor arbitrations, or material labor grievances pending or, to the Company’s Knowledge, threatened against or affecting the Company or its Subsidiaries, and (iv) in the past three (3) years, except as would not be material to the Company and its Subsidiaries, taken as a whole, none of the Company or its Subsidiaries have failed to comply with the provisions of any Labor Agreement.

(b)         The Company and its Subsidiaries are, and for the past three (3) years have been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees, the payment of minimum wages and overtime, and provision of meals and rest breaks), pay equity, pay transparency, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, restrictive covenants, the use of artificial intelligence or other similar automated decision-making tools in making employment decisions, affirmative action and unemployment insurance. To the Company’s Knowledge, no current or former employee or independent contractor of the Company or its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, noncompetition agreement, nonsolicitation agreement, or other similar restrictive covenant obligation: (i) owed to the Company or its Subsidiaries; or (ii) solely as to current employees or independent contractors, owed to any third party with respect to such person’s right to be employed or engaged by the Company or its Subsidiaries.

(c)          To the Company’s Knowledge, no Key Employee or any other current employee or group of employees with annualized compensation at or above $150,000 intends to terminate their employment prior to the one (1) year anniversary of the Closing.

(d)          During the past three (3) years, the Company and its Subsidiaries have promptly, thoroughly and impartially investigated any sexual harassment and other material allegations of unlawful harassment, discrimination, or retaliation that have been reported to the Company or a Subsidiary or of which the Company otherwise has Knowledge. With respect to each such allegation with potential merit, the Company or its Subsidiaries have taken prompt corrective action that is reasonably calculated to prevent further harassment, discrimination or retaliation. The Company does not reasonably expect any material Liabilities with respect to any such allegations.

(e)          Within the past three (3) years, none of the Company or its Subsidiaries have implemented any plant closing or employee layoff triggering the WARN Act, nor is there presently any outstanding liability under the WARN Act, and no such future plant closings or employee layoffs are currently planned or have been announced. To the Company’s Knowledge, as of the date of this Agreement, there are no current or pending allegations made by any person against any officers, directors, employees, contractors or agents of the Company and its Subsidiaries that, if known to the general public, would be reasonably expected to bring the Company or its Subsidiaries into material disrepute.

3.15          Tax Matters.

(a)          All income and other material Tax Returns required to be filed by or with respect to the Company and its Subsidiaries have been timely filed (taking into account valid extensions) and all such Tax Returns were true, correct and complete in all material respects. All material Taxes of the Company and its Subsidiaries due and payable, whether or not shown or required to be shown on any Tax Returns, have been timely paid to the appropriate Taxing Authority, and no material Taxes of the Company and its Subsidiaries are delinquent. No waiver or extension of any statute of limitations on the assessment of any Taxes granted by the Company or any of its Subsidiaries is currently in effect, and no agreement to any extension of time for filing any Tax Return that has not been filed is currently in effect, other than customary extensions for which no approval is required.

(b)          There are no Liens for Taxes upon any of the assets of the Company or any of its Subsidiaries, other than Permitted Liens.

(c)          Each of the Company and its Subsidiaries (i) deducted, withheld and timely remitted to the applicable Taxing Authority all material Taxes required to be deducted, withheld and paid in connection with any amounts paid or owing to any employee, creditor, independent contractor, securityholder or other third party, and (ii) has complied in all material respects with the information reporting and record keeping requirements under all applicable Laws, including retention and maintenance of required records with respect thereto.

(d)        There are no current or pending audits, examinations, claims, investigations, proceedings or notice of inquiry of any of the foregoing by any Taxing Authority with respect to material Taxes of any of the Company or its Subsidiaries, and no such audits, examinations, claims, investigations or other Actions have been proposed or threatened in writing by any Taxing Authority.  None of the Company and its Subsidiaries has submitted a request for a private letter ruling, a request for administrative relief, a request for technical advice, or a request for a change of any method of accounting that is pending with any Taxing Authority that relates to Taxes or Tax Returns of the Company and its Subsidiaries. No power of attorney granted by the Company or any of its Subsidiaries with respect to any Taxes is currently in force.

(e)          No material deficiency for Tax has been asserted or assessed by any Taxing Authority in writing or orally against any of the Company or its Subsidiaries, which deficiency has not been satisfied by payment, settled or been withdrawn, and none of the Company and its Subsidiaries reasonably expects that any such assertion and assessment of Tax Liability will be made.

(f)          The Company has never been a member of a consolidated, combined, unitary or aggregate group of entities that pay Taxes on a group wide basis. Neither of the Company nor any of its Subsidiaries has liability for the Taxes of any other Person pursuant to Section 1.1502-6 of the Treasury Regulations (or any similar provision of U.S. state, local, or non-U.S. Tax law) by reason of being a member of an affiliated, consolidated, combined, or unitary group, as a transferee or successor, or by Contract.

(g)          Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code in the two year period ending on the date hereof.

(h)         Neither the Company nor any of its Subsidiaries has “participated” in any “listed transaction” within the meaning of Section 1.6011-4 of the Treasury Regulations or any similar or analogous provision of non-U.S. Law. Each of the Company and its Subsidiaries has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or non-U.S. Law.

(i)          Neither the Company nor any of its Subsidiaries is a party to, bound by or has any obligation under, any Tax sharing, indemnity or allocation agreement with respect to any Taxes (other than pursuant to customary commercial Contracts and not primarily related to Taxes).

(j)          Each of the Company and its Subsidiaries has collected all material sales and use Taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate Taxing Authority, or has been furnished properly completed exemption certificates and has maintained in all material respects all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

(k)         No claim has ever been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction or may be required to file a Tax Return in that jurisdiction.

(l)         MyFavoriteThings, Inc. has not been a “United States real property holding corporation” within the meaning of Section 897 of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m)       At all times since the Restructuring, the Company has been properly classified as disregarded as a separate entity (within the meaning of Treasury Regulations Section 301.7701-3) from Seller for U.S. federal (and applicable state and local) income Tax purposes.  MyFavoriteThings, Inc. was classified as a partnership from its formation until February 19, 2019, at which point it elected to be treated as a corporation for U.S. federal income tax purposes.

(n)          Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law) entered into prior to the Closing; (iv) installment sale or open transaction disposition prior to the Closing; or (v) prepaid amount or deferred revenue received or accrued on or prior to the Closing Date. Neither the Company nor any of its Subsidiaries has any outstanding liability for Taxes under Section 965 of the Code.

(o)          The Company and its Subsidiaries use the accrual method of accounting for U.S. federal and applicable state and local income Tax purposes. The taxable year of the Company and its Subsidiaries is (and always has been) the calendar year ending December 31.

(p)          Neither the Company, its Subsidiaries, nor any of their affiliates have deferred any Taxes under Section 2302 of the CARES Act or IRS Notice 2020-65 (or any corresponding or similar provision of state or local Law), which has not been repaid in full.  The Company and its Subsidiaries have properly complied with all applicable Laws and duly accounted for any available Tax credits under Section 7001 through 7005 of the Families First Coronavirus Response Act for 2020 (or any similar election under federal, state or local Law) and Section 2301 of the CARES Act (or any similar election under federal, state or local Law).

(q)          Neither the Company nor any of its Subsidiaries has made any PTET Election with respect to any Pre-Closing Tax Period.

(r)          Each of the Company and its Subsidiaries has timely paid over to the appropriate Governmental Authority all material amounts required to be paid over under all escheat and unclaimed property Laws, and has complied in all material respects with all escheat and unclaimed property, and all transfer pricing, Laws.

(s)          Neither the Company nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment (as defined in any applicable tax treaty) or other fixed place of business in such other country.

(t)          As of the Restructuring, neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership or other arrangement or Contract treated or that could reasonably be expected to be treated as a partnership for U.S. federal income Tax purposes.

(u)          The Company has never engaged in any stand-alone business activity or operations or recognized any items of income, gain, loss or deduction at the entity level for U.S. federal income tax purposes.

3.16        Real Property.

(a)          Section 1.1(a) of the Company Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of all Real Property that is owned by the Company and its Subsidiaries (collectively, the “Owned Real Property”).

(b)          Section 3.16(b) of the Company Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of all Real Property Leases and subleases (1) under which any of the Company or its Subsidiaries is a lessee or sublessee and (2) which requires an annual rent payment in excess of $150,000 (collectively, the “Real Property Leases,” and the real property leased or subleased thereunder, collectively, the “Leased Real Property”; the Leased Real Property, together with the Owned Real Property, are referred to collectively as the “Real Property”).

(c)        The Company and its Subsidiaries have good title to the Owned Real Property and the Company and its Subsidiaries have leasehold interests in the Leased Real Property, in each case except where the failure to have such good title or such leasehold interests would not reasonably be expected to have, individually or in the aggregate, to be material to the Company.  None of the Real Property is subject to any Liens, except Permitted Liens.

(d)        As of the date hereof and except as described in Section 3.16(d) of the Company Disclosure Schedule, (1) neither the whole nor any material portion of any Real Property is subject to any pending suit for condemnation, expropriation or other taking by any Governmental Authority, and (2) no such condemnation, expropriation or other taking is threatened in writing.

3.17       Insurance.  Section 3.17 of the Company Disclosure Schedule contains a list of each of the current material policies of insurance maintained by or for the benefit of the Company and its Subsidiaries as of the date hereof that provide coverage with respect to the Business (the “Insurance Policies”).  The Insurance Policies are valid, in full force and effect and, to the Knowledge of Company, enforceable against the insurer, subject to the Bankruptcy and Equity Exception.  As of the date hereof, there are no outstanding claims under the Insurance Policies which are reasonably likely to exhaust the applicable limitation of liability.  All premiums due on the Insurance Policies as of the date hereof have either been paid or accrued for or, if due and payable prior to the Closing, will be paid prior to the Closing in accordance with the payment terms of such Insurance Policies.  None of the Company or its Subsidiaries are in material breach of, or material default under, any Insurance Policy. The Company and its Subsidiaries have not received any written notice of cancellation, nonrenewal, intent to cancel or not renew, or alteration of coverage with respect to the Insurance Policies. The Insurance Policies are in amounts and provide coverages as required by applicable Governmental Authorities, Laws and any Contractual Obligation relating to the Company and its Subsidiaries.

3.18         Environmental Matters.  Except as disclosed on Section 3.18 of the Company Disclosure Schedule:

(a)          as of the date of this Agreement, (i) during the past three (3) years, no written notice, order, request for information or complaint has been received by any of the Company or its Subsidiaries from any Governmental Authority, and (ii) there are no actions, claims, suits or proceedings pending against the Company or its Subsidiaries, in the case of each of (i) and (ii), which allege a violation of or liability under any Environmental Law by or of any of the Company or its Subsidiaries;

(b)          the Company and its Subsidiaries are and have been for the past three (3) years in compliance with all Environmental Laws;

(c)          the Company and its Subsidiaries have all Permits required by Environmental Law for the ownership or operation of their respective businesses; and

(d)           none of the Company or its Subsidiaries has released Hazardous Material at any Real Property in a matter reasonably likely to result in a requirement to investigate or remediate such release pursuant to Environmental Law.

3.19       Interested Party Transactions.  Except for employment relationships, compensation and benefits in the ordinary course of business or as disclosed in Section 3.19 of the Company Disclosure Schedule, no member of the Seller Group and their respective Affiliates (other than the Company or its Subsidiaries) (a) owns any material property or right, tangible or intangible, which is used solely by the Company and its Subsidiaries, (b) has any claim or cause of action against any of the Company or its Subsidiaries (other than pursuant to intercompany accounts or Intercompany Agreements that will be terminated on or prior to the Closing Date), or (c) owes any money to, or is owed any money by, any of the Company or its Subsidiaries (other than pursuant to intercompany accounts or Intercompany Agreements that will be terminated on or prior to the Closing Date).

3.20        Brokers and Other Advisors.  Except for Evercore Group L.L.C. (the “Financial Advisor”), neither the Company nor its Subsidiaries has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

3.21        Title to Assets; Sufficiency of Assets.  Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have good, valid and marketable title to, or in the case of leased property and assets have valid, binding and enforceable leasehold interests in, all of the Company and its Subsidiaries’ property and assets (whether real, personal, tangible or intangible), in each case free and clear of all Liens (other than Permitted Liens).  Immediately following the Closing (and, for clarity, taking into account the execution of the IP Assignment Agreements), the Purchaser and its Affiliates will own or have the right to use (including by means of ownership of rights pursuant to licenses or other Contracts) all of the material assets, properties and rights necessary to conduct the Business in substantially the same manner, in all material respects, as conducted as of the date of this Agreement, taking into account all of the assets, services, products and property to be provided to, acquired by, leased or licensed to Purchaser and its Affiliates pursuant to this Agreement, the Transition Services Agreement and the other agreements contemplated hereby and thereby. Notwithstanding the foregoing, nothing in this Section 3.21 shall constitute a representation or warranty by the Company or any of its Subsidiaries with respect to the infringement, misappropriation or violation of the Intellectual Property of a third party.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Company Disclosure Schedule, each Seller hereby represents and warrants, severally and not jointly, to Purchaser that:

4.1          Organization, Standing and Power; Capacity. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Seller has all requisite limited liability company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification required by Law, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

4.2          Authorization.  Seller has all necessary limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, has been duly and validly authorized by all requisite limited liability action of Seller.  This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Bankruptcy and Equity Exception.

4.3        Noncontravention.  Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of formation of Seller or Seller’s limited liability company agreement or (ii) (A) assuming that the authorizations, consents and approvals referred to in Section 4.4 are obtained and the filings referred to in Section 4.4 are made, violate any Law or Order applicable to Seller, (B) with or without notice, lapse of time or both, violate or constitute a default under any of the terms, conditions or provisions of any material Contract to which Seller is a party or accelerate or give rise to a right of termination, cancellation or acceleration of any of Seller’s obligations under any such material Contract or to the loss of any benefit under any such material Contract or (C) result in the creation of any Lien (other than any Permitted Lien) on any properties, rights or assets of Seller, except, in the case of clause (ii), for such violations, defaults, accelerations, rights, losses and Liens as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

4.4       Governmental Approvals.  Except for filings required under, and compliance with other applicable requirements of, the HSR Act, no consents, authorizations, or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby, other than such other consents, authorizations, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

4.5          Ownership.  Seller is the owner of 100% of the Company Units free and clear of Liens, other than those that are imposed by applicable securities Laws.

4.6          Legal Proceedings.  Except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, as of the date of this Agreement, there is no pending or, to the Knowledge of Seller, threatened, Action against Seller by or before any Governmental Authority related to Seller’s ownership of Company Shares, and Seller is not subject to any outstanding Order related to Seller’s ownership of Company Shares.

4.7          Brokers and Other Advisors.  Except for the Financial Advisor, the fees and expenses of which will be paid by the Company, Seller has not employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement for which the Company or any of its Subsidiaries may become liable.

4.8        IP Assignment Agreements.  Seller, on behalf of Nu Skin Enterprises, Inc. and its Affiliates, hereby represents and warrants to Purchaser that (a) neither Nu Skin Enterprises, Inc. nor any of its Affiliates (excluding the Company or its Subsidiary) has assigned, licensed, transferred, encumbered or otherwise granted any rights in any of the Employee Invention Rights (as defined in the IP Assignment Agreements) that are assigned to the Company’s Subsidiary pursuant to the IP Assignment Agreements, other than non-exclusive licenses, encumbrances or other grants of rights granted under Intellectual Property controlled by Nu Skin Enterprises, Inc. and/or its Affiliates, where the rights granted with respect to the Employee Invention Rights were incidental to such license, encumbrance or other grant of rights and not the purpose for which the license, encumbrance or other grant of rights was granted; and (b) the MFT Employees (as defined in the IP Assignment Agreements) are all of the individuals who are or were employed by either the Company or its Subsidiary and executed an Employee Covenant (as defined in the IP Assignment Agreements) or substantially similar agreement with Nu Skin Enterprises, Inc. or any of its Affiliates.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the disclosure schedule delivered by Purchaser to the Company concurrently with the execution of this Agreement (the “Purchaser Disclosure Schedule”), Purchaser hereby represents and warrants to the Company and Seller that:

5.1          Organization, Standing and Power.

(a)          Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority necessary to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted.

(b)          Purchaser is duly qualified or licensed to transact business in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary.

5.2          Authorization.  Purchaser has all necessary power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (collectively, the “Purchaser Documents”), and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document, and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite action of Purchaser.  This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception.

5.3          Noncontravention.

(a)          Neither the execution and delivery of this Agreement or any Purchaser Document by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby or thereby, nor compliance by Purchaser with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the certificate of limited partnership, certificate of formation, certificate of incorporation, limited partnership agreement, limited liability company agreement or bylaws (or other comparable governing documents) of Purchaser or (ii) (A) assuming that the authorizations, consents and approvals referred to in Section 5.4 are obtained and the filings referred to in Section 5.4 are made, violate any Law or Order applicable to Purchaser or (B) with or without notice, lapse of time or both, violate or constitute a default under any of the terms, conditions or provisions of any Contract or Permit to which Purchaser is a party or accelerate or give rise to a right of termination, purchase, sale, cancellation, modification or acceleration of Purchaser’s obligations under any such Contract or Permit or to the loss of any benefit under a Contract or Permit, except, in the case of clause (ii), for such violations, defaults, accelerations or rights as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b)        The votes or consents of Purchaser with respect to this Agreement and the transactions contemplated hereby (which have been obtained prior to the execution and delivery of this Agreement), are the only votes or consents of the holders of any class or series of capital stock or other equity interest of Purchaser necessary to approve and adopt this Agreement, any Purchaser Document or the transactions contemplated hereby or thereby.

5.4       Governmental Approvals.  Except for filings required under, and compliance with other applicable requirements of, the HSR Act, no consents, authorizations or approvals of, or filings, declarations or registrations with, any Person or Governmental Authority are necessary for the execution, delivery and performance of this Agreement and any Purchaser Document by Purchaser and the consummation by Purchaser of the transactions contemplated hereby or thereby, other than such other consents, authorizations, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

5.5          Capitalization.

(a)          The authorized capital of Purchaser consists, as of the date of this Agreement, of:

(i)        108,500,000 shares of Purchaser Common Stock, of which 1,642,387 shares are issued and outstanding and 4,606,064 of which are reserved for issuance upon exchange of Exchangeable Shares; and

(ii)      75,000,000 shares of Purchaser Preferred Stock, all of which have been designated Series A Preferred Stock, 49,901,537 of which are issued and outstanding and 22,500 of which will be sold pursuant to that certain Series A Preferred Stock Subscription Agreement following the Closing.

(b)         As of the date of this Agreement, there are (i) 7,564,532 Class A Exit Shares issued and outstanding and (ii) 407,310 Class B Exit Shares issued and outstanding.

(c)          Purchaser has reserved 11,344,377 shares of Purchaser Common Stock for issuance to officers, directors, employees and consultants of Purchaser pursuant to its 2021 Stock Option Plan duly adopted by the Board of Directors of Purchaser and approved by the Purchaser’s stockholders (the “Purchaser Stock Plan”). Of such reserved shares of Purchaser Common Stock, (i) options to purchase 8,105,362 shares have been granted and are currently outstanding and (ii) 3,229,058 shares of Purchaser Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Purchaser Stock Plan. Options to purchase 1,544,083 shares of Purchaser Common Stock have been granted and are currently outstanding pursuant to the terms of the 2013 Stock Option Plan and options to purchase 1,166,592 shares of Purchaser Common Stock have been granted and are currently outstanding pursuant to the terms of the Victory Square Media Inc. Amended and Restated Stock Option Plan. The items in clauses (a), (b) and (c) are referred to collectively as “Purchaser Securities”.

(d)          Except for (i) the rights set forth in each of the Amended and Restated Stockholders Agreement and the Registration Agreement and (ii) the Purchaser Securities and rights described in Sections 5.5(a), 5.5(b) and 5.5(c), as of the date hereof, there are (i) no outstanding shares of capital stock of, or other equity or voting interests in, Purchaser, (ii) no outstanding securities of Purchaser are convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, Purchaser, and (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from Purchaser, or that obligate Purchaser to issue or register, or that restrict the transfer or voting of, any shares of capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, Purchaser, (iv) no obligations or Purchaser to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any shares of capital stock of, or other equity or voting interests (including any voting debt) in, Purchaser (the items in clauses (i), (ii), (iii) and (iv), together with the shares of capital stock of Purchaser, being referred to collectively as “Purchaser Securities”) and (v) no other obligations by Purchaser to make any payments based on the price or value of any Purchaser Securities or dividends paid thereon or revenues, earnings or financial performance or any other attribute of Purchaser. There are no outstanding agreements of any kind which obligate Purchaser to repurchase, redeem or otherwise acquire any Purchaser Securities, or obligate the Company to grant, extend or enter into any such agreements, and Purchaser does not have any outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote with the holders of Purchaser Common Stock on any matter.  No direct or indirect Subsidiary of Purchaser owns any Purchaser Securities.  All outstanding Purchaser Securities have been duly authorized and validly issued.

(e)        Purchaser has and will keep available for issuance pursuant to the terms of this Agreement a number of shares of Purchaser Common Stock equal to the Stock Consideration, as may be adjusted pursuant to Section 2.7.  All shares of Purchaser Common Stock issued as Stock Consideration pursuant to Section 2.3 will be duly authorized, validly issued, nonassessable and free of preemptive rights.

5.6          Legal Proceedings.  Except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, as of the date of this Agreement, (a) there is no pending or, to the Knowledge of Purchaser, threatened, legal or administrative Action against Purchaser and/or any of its properties, assets or businesses, by or before any Governmental Authority and (b) Purchaser is not subject to any outstanding Order.

5.7          Compliance With Laws.  Except for such non-compliance as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, Purchaser is in compliance with all Laws applicable to Purchaser.

5.8          Purchaser Financial Statements; No Undisclosed Liabilities.

(a)          Section 5.8(a) of Purchaser Disclosure Schedule sets forth the unaudited consolidated balance sheets of Purchaser and its consolidated Subsidiaries as at September 30, 2024 and the related audited consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows of Purchaser and its consolidated Subsidiaries for each of the fiscal year ended December 31, 2023 (collectively, the “Purchaser Financial Statements”).  The Purchaser Financial Statements have been prepared in all material respects in accordance with GAAP consistently applied during the periods involved and fairly present, in all material respects, the consolidated financial position and the results of operations of Purchaser and its consolidated Subsidiaries at the dates, and for the periods, presented therein (except as otherwise disclosed in the notes therein).

(b)          None of Purchaser or any of its Subsidiaries has any Liabilities which would be required to be reflected or reserved against on a consolidated balance sheet of Purchaser prepared in accordance with GAAP or the notes thereto, except liabilities (i) reflected or reserved against on the audited consolidated balance sheet of Purchaser and its consolidated Subsidiaries included in Purchaser Financial Statements, (ii) incurred after September 30, 2024 in the ordinary course of business, (iii) as contemplated by this Agreement or otherwise in connection with the transactions contemplated hereby, (iv) as set forth on Section 5.8(a) of Purchaser Disclosure Schedule or (v) as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

5.9        Solvency.  Immediately after giving effect to the transactions contemplated by this Agreement, Purchaser, the Company and each of their respective Subsidiaries shall be Solvent.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or the Company’s Subsidiaries.  For purposes of this Agreement, “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the Present Fair Salable Value of its assets will, as of such date, exceed all of its Liabilities, contingent or otherwise, as of such date, (b) such Person will not have, or have access to, as of such date, an unreasonably small amount of capital for the business in which it is engaged or will be engaged and (c) such Person will be able to pay its debts as they become absolute and mature, in the ordinary course of business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness, in each case, after giving effect to the transactions contemplated by this Agreement.  The term “Solvency” shall have a correlative meaning.  For purposes of the definition of “Solvent” (i) “debt” means Liability on a “claim” and (ii) “claim” means (A) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured or (B) the right to an equitable remedy for a breach in performance if such breach gives rise to a right to payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.  “Present Fair Salable Value” means the amount that may be realized if the aggregate assets of such Person (including goodwill) are sold as an entirety with reasonable promptness in an arm’s length transaction under present conditions for the sale of comparable business enterprises.

5.10      Investment Representation.  Purchaser is acquiring the Company Units for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal, state or provincial securities laws.  Purchaser is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act.  Purchaser acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Company Units.  Purchaser acknowledges that the Company Units have not been registered under the Securities Act, or any state, provincial or foreign securities laws and that the Company Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Company Units are registered under any applicable state, provincial or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state, provincial or foreign securities laws.

5.11       Brokers and Other Advisors.  Purchaser has not employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

5.12        No Prior Agreements.  There are no Contracts between Purchaser or any of its Affiliates, on the one hand, and any member of the management, directors or equityholders of the Company or any of the its Subsidiaries, on the other hand, as of the date hereof, that relate in any way to the Company or any of the Company’s Subsidiaries or the transactions contemplated hereby.

5.13        No Other Representations. Except in the case of Fraud, in entering into this Agreement, Seller has relied solely upon the representations and warranties of Purchaser set forth in Article V (in each case, as modified by the Disclosure Schedules), and Seller acknowledges and agrees that, except for the representations and warranties of Purchaser set forth in Article V (in each case, as modified by the Disclosure Schedules) and in any certificate delivered pursuant hereto, none of Purchaser, Purchaser’s Affiliates nor any of their respective Representatives nor any other Person acting on Purchaser’s behalf makes or has made, and Seller is not relying on and has not relied on, any representation or warranty, either express or implied, with respect to Purchaser, its business or the transactions contemplated hereby.

ARTICLE VI
COVENANTS

6.1          Indemnification, Exculpation and Insurance.

(a)          From and after the Closing Date, Purchaser shall, and shall cause the Company and its Subsidiaries to, continue to indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, the individuals who on or prior to the Closing Date were directors or officers of any of the Company or any of the Company’s Subsidiaries (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken at the request of any of the Company or any of the Company’s Subsidiaries at any time on or prior to the Closing Date.  Purchaser agrees that all rights of the Indemnitees to advancement of expenses, indemnification and exculpation from Liabilities for acts or omissions occurring on or prior to the Closing Date as provided in the certificate of limited partnership, certificate of formation, certificate of incorporation, limited partnership agreement, limited liability company agreement or bylaws (or comparable organizational documents) of any of the Company and any of the Company’s Subsidiaries, in each case, as now in effect, and any indemnification agreements of any of the Company or any of the Company’s Subsidiaries shall survive the Closing Date and shall continue in full force and effect in accordance with their terms.  Such rights shall not be amended or otherwise modified in any manner that would adversely affect the rights of any of the Indemnitees, unless such modification is required by Law or approved by each such Indemnitee. In addition, Purchaser shall, or shall cause the Company and their respective Subsidiaries, as the case may be, to advance, pay and/or reimburse any expenses of any Indemnitee under this Section 6.1 as incurred to the fullest extent permitted under applicable Law; provided, that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

(b)        Purchaser, from and after the Closing Date, shall cause (i) the limited liability company agreement (or comparable organizational documents) of the Company to contain provisions no less favorable to the Indemnitees with respect to limitation of Liabilities, advancement of expenses and indemnification than are set forth as of the date of this Agreement in each such document of the Company, and (ii) the certificate of limited partnership, certificate of formation, certificate of incorporation, limited partnership agreement, limited liability company agreement and bylaws (or comparable organizational documents) of each Subsidiary of the Company to contain provisions no less favorable with respect to limitation of Liability, advancement of expenses and indemnification of partners, members, directors, officers, employees and agents, than are set forth in each such document as of the date of this Agreement.

(c)          Each of Purchaser and the Company shall cooperate, and cause their respective Affiliates to cooperate, in the defense of any claim that is subject to the limitation of Liability, advancement of expenses and/or indemnification as contemplated by this Section 6.1 and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(d)         Seller shall, and shall cause its Affiliates to, provide or maintain in effect for six (6) years from and after the Closing Date, directors’ and officers’ and company Liability insurance covering those individuals who are covered by the current directors’ and officers’ and company Liability insurance policy (the “Existing Policy”) on terms comparable in all respects to the Existing Policy and such coverage shall contain minimum aggregate limits of Liability for directors’ and officers’ and company Liability insurance coverage for directors and officers of the Company and the Company’s Subsidiaries with the amount of coverage at least equal to that of the Existing Policy and deductibles and/or retentions no larger than those of the Existing Policy. Seller shall cause any subsequent purchaser to maintain the directors’ and officers’ liability coverage in the event it is sold prior to the end of such six (6)-year period, or shall purchase a D&O tail policy for such remaining period. Seller shall reasonably cooperate with Purchaser in and use commercially reasonable efforts to pursue the collection of all insurance proceeds in respect of claims made by Purchaser under the Existing Policy or any subsequently purchased tail policy. Seller shall use commercially reasonable efforts to make Purchaser a third-party beneficiary of the Existing Policy until the expiration of the six (6)-year period such that Purchaser is able to notice and pursue claims against the Existing Policy for its indemnification of any of the directors and officers of the Company and the Company’s Subsidiaries for pre-Closing acts, errors or omissions made after Closing.

(e)         The obligations of Purchaser and the Company under this Section 6.1 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 6.1 applies without the consent of each affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 6.1 applies shall be third party beneficiaries of this Section 6.1).  The provisions of this Section 6.1 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his, her or its heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Law, Contract or otherwise.

(f)          In the event that any of the Company or any of its successors or assigns (i) consolidates or merges with or into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made by Purchaser and such Company so that the successors and assigns of such Company shall assume all of the obligations thereof set forth in this Section 6.1.

(g)          Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to any of the Company or any of the Company’s Subsidiaries or any of their respective directors or officers, it being understood and agreed that the indemnification provided for in this Section 6.1 is not prior to or in substitution for any such claims under such policies.

6.2          Preservation of Records.  Purchaser shall, and shall cause the Company and its Subsidiaries to, preserve and keep the records held by them relating to the respective businesses of the Company and the Company’s Subsidiaries for a period of seven (7) years from and after the Closing Date (or longer if required by applicable Law) and shall make such records (or copies) and officers, management, employees, advisors and Representatives available, at reasonable times and upon reasonable advance notice, to Seller or any of its Affiliates and/or Representatives as may be reasonably requested by such Person in connection with any insurance claims by, Actions or Tax audits with respect to Pre-Closing Tax Periods against, governmental investigations of, compliance with legal requirements by, or the preparation of financial statements or Tax Returns of, any Equityholder or any of their respective Affiliates and/or otherwise in connection with any other matter relating to or resulting from this Agreement.

6.3          Publicity; Confidentiality.

(a)        None of Seller or the Company, on the one hand, or Purchaser, on the other hand, shall issue any press release or public announcement or comment concerning this Agreement or the transactions contemplated hereby (except any press release, announcement or comment made in connection with any disclosure made pursuant to, and subject to the terms of, Section 6.3(b)) without obtaining the prior written approval of Purchaser or Seller, unless and only to the extent, in the judgment of such party upon the advice of its outside counsel, disclosure is required by applicable Law (including the periodic and current reporting requirements under the Exchange Act) or under the rules of any securities exchange on which the securities of such party or any of its Affiliates are listed; provided, that to the extent so required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with applicable Law to consult with the other parties in advance of such release with respect to the text thereof.

(b)         Each of Purchaser, Seller and the Company agrees that this Agreement and the Transition Services Agreement and the terms and conditions set forth herein and therein shall be kept confidential and shall not be disclosed or otherwise made available to any other Person and that copies of this Agreement and the Transition Services Agreement shall not be publicly filed or otherwise made available to the public, except (i) disclosure by Seller or its Affiliates as required by their respective credit agreements or other third-party debt documents and arrangements, (ii) where such disclosure, availability or filing, upon the advice of outside counsel, is required by applicable Law (including the periodic and current reporting requirements under the Exchange Act) and only to the extent required by such Law or under the rules of any securities exchange on which the securities of each Seller, Purchaser, the Company, or any Equityholder or their applicable Affiliates are listed, (iii) disclosure by such Persons of customary information to investors or potential investors or to their respective Affiliates who are subject to customary confidentiality obligations, (iv) disclosure by Seller or the Company to the Equityholders, (v) as otherwise agreed by each of Purchaser and Seller and (vi) disclosure in connection with the current report on Form 8-K filed with the SEC on or around the date of this Agreement.  In the event that any such disclosure, availability or filing is required by applicable Law (including any filing required by the Exchange Act or the Securities Act), each party agrees to use its commercially reasonable efforts to (x) give the other party a reasonable opportunity to review and comment on any such disclosure, availability or filing each time before any such document is filed and give reasonable and good faith consideration to any comments made by such party and its counsel and (y) obtain “confidential treatment” or similar treatment of this Agreement and to redact such terms of this Agreement and the Transition Services Agreement that either the Company (prior to the Closing) or Seller (at and after the Closing), in the case of Purchaser, or Purchaser, in the case of the Company and Seller, shall reasonably request (at the expense of the requesting party).

6.4          Insurance Matters. Purchaser acknowledges that the policies and insurance coverage maintained on behalf of the Company and its Subsidiaries are part of the corporate insurance program maintained by Seller (the “Seller Corporate Policies”), and such coverage will not be available to the Purchaser Group for any matters arising from events that occur or are alleged to have occurred after the Closing, or transferred to the Purchaser Group. In furtherance and not in limitation of the foregoing, Purchaser agrees, on behalf of itself and the Purchaser Group, (i) not to bring any claim for recovery under any of Seller Corporate Policies, whether or not the Purchaser Group may be so entitled in accordance with the terms of such Seller Corporate Policies, for any matters arising from events that occur or are alleged to have occurred after the Closing and (ii) that it will be responsible for obtaining any and all insurance coverage for the Company and its Subsidiaries or claims that arise on or after the Closing.  Notwithstanding the foregoing, Seller shall reasonably cooperate with Purchaser on any claim for coverage by or on behalf of Purchaser with respect to the Company and its Subsidiaries under Seller Corporate Policies with respect to Third-Party Claims arising from events that occurred or were alleged to have occurred prior to the Closing (“Pre-Closing Occurrences”).  Seller shall not take any action to exclude or remove the Company or any of its Subsidiaries from coverage that may be available under any such Seller Corporate Policies with respect to Pre-Closing Occurrences.  Seller shall reasonably cooperate with Purchaser in and use commercially reasonable efforts to pursue the collection of all insurance proceeds in respect of claims made by Purchaser with respect to Pre-Closing Occurrences.  This Section 6.4 shall not be considered as an attempted assignment of any policy of insurance or as a Contract of insurance, and nothing in this Section 6.4 is intended to waive or abrogate in any way Seller’s rights to insurance under Seller Corporate Policies.

6.1         Employee Benefits.  Purchaser shall, or shall cause the Company to, honor and assume all obligations under the annual bonus and commission plans or programs in effect for the fiscal year in which the Closing Date occurs, and shall pay such bonuses in the amounts and the times required by such plans or program.

6.2        R&W Insurance Policy.  The R&W Insurance Policy shall expressly provide that the Insurer thereunder irrevocably waives all claims (including with respect to subrogation, contribution or otherwise) against Seller and its Affiliates and any director, officer, employee, partner, representative or advisor thereof other than in respect of Fraud by the party against whom recourse is sought and Seller and its Affiliates and any director, officer, employee, partner, representative or advisor thereof are third-party beneficiaries of such waiver.  Such waiver of claims under the R&W Insurance Policy may not be amended or waived by Purchaser in any manner adverse to Seller and its Affiliates or any director, officer, employee, partner, representative or advisor thereof.  Purchaser shall provide a copy of the bound R&W Insurance Policy to Seller upon receipt.  Each of Purchaser and Seller shall bear fifty percent (50%) of all costs and expenses of obtaining and binding the R&W Insurance Policy (which, for the avoidance of doubt, shall include the policy premiums, underwriting fees, taxes and any fees of the insurance broker).

6.3          Intercompany Agreements and Arrangements.

(a)          Except as expressly set forth in Section 6.3(b), the parties acknowledge and agree that all Intercompany Agreements, and all rights and obligations of the Business, the Company and its Subsidiaries, and Seller Group under such Intercompany Agreements will be terminated at or prior to the Closing and shall be of no further force or effect after the Closing.

(b)          The provisions of Section 6.3(a) shall not apply to any of the following Contracts (or to any of the provisions thereof):

(i)      this Agreement, the Transition Services Agreement, the Commercial Services Agreement or any other Contract, document, certificate or instrument contemplated hereby to be executed and delivered by the parties or their affiliates in connection with the transactions contemplated hereby; and

(ii)       the Intercompany Agreements listed on Section 6.3(b) of the Company Disclosure Schedule.

6.4          Use of Seller Names/Transferred IP.  Purchaser and its Affiliates shall cease using or permitting others to use Seller Names within ninety (90) days of the Closing, except (i) in a neutral, non-trademark manner to describe the history of the business of the Company and (ii) in internal Tax, legal, business, employment or similar records. Notwithstanding the foregoing, Purchaser and its Affiliates will have no obligation to remove any Seller Names from any previously published press releases, blog posts or other similar media.

6.5        Transition Services Agreement.  At the Closing, each of Purchaser, Seller and the Company shall duly execute and deliver to the other, the Transition Services Agreement in the form attached hereto as Exhibit D (the “Transition Services Agreement”).

6.6        Section 280G. To the extent any payments made with respect to, or which arise as a result of, this Agreement, could be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, the Company has (a) disclosed its calculations with respect to the excess parachute payments to Purchaser, along with the assumptions used to make the calculations and the data necessary for Purchaser to confirm the accuracy of the calculations, (b) obtained the consent of the recipient of any such payment that would otherwise be due and owing that such payment shall not be due and owing, paid or retained, absent 280G Stockholder Approval (as defined below) and (c) caused all such payments to be adequately disclosed to, and obtained the vote (whether of approval or disapproval) and use commercially reasonable efforts to have all such payments approved by a vote of, the Stockholders meeting the requirements of the Code and the applicable treasury regulations (“280G Stockholder Approval”), in a manner reasonably satisfactory to Purchaser.  Purchaser shall have the right to review and comment before such consent or disclosure was distributed.  The Company shall not pay any amount that could be characterized as an “excess parachute payment” to the extent that it was unable to obtain the shareholder approval described in clause (c).

6.7         Wrong Pockets.  To the extent that, during the twenty-four (24) months following the date hereof, Purchaser or Seller discover that (a) any asset and/or liability that was intended by the parties to be held by Purchaser was not properly transferred, directly or indirectly, to Purchaser pursuant to this Agreement, Seller shall cause such asset and/or liability to be promptly assigned and shall transfer all right, title and interest in such asset and/or liability to Purchaser for no additional consideration, or (b) any asset and/or liability of the NUS Business that was intended by the parties to be retained by Seller was transferred, directly or indirectly, to Purchaser pursuant to this Agreement, Purchaser shall cause such asset and/or liability to be promptly assigned and shall transfer all right, title and interest in such asset and/or liability to Seller, in each case for no additional consideration.  In addition, if (i) Seller or any of its Affiliates following the date hereof receives any payments in respect of the Business, including as a result of the settlement of accounts receivable or otherwise, Seller shall promptly remit (or cause to be remitted) the amount of such payments to Purchaser and (ii) Purchaser or any of its Subsidiaries following the date hereof receives any payments in respect of the NUS Business, including as a result of the settlement of accounts receivable or otherwise, Purchaser shall promptly remit (or cause to be remitted) the amount of such payments to Seller.

6.8          Tax Matters.

(a)        Transfer Taxes. All state and local transfer, sales, documentary, filing, recordation, use, stamp, registration or other similar Taxes and fees resulting from the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne and paid fifty percent (50%) by Purchaser and fifty percent (50%) by Seller.  The party legally responsible for doing so will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and the other party will cooperate with respect to the filing of such Tax Returns and other documentation and the payment of such Transfer Taxes and, if required by law, shall join or cause its Affiliates to join in the execution of any such Tax Returns and other documentation.

(b)         Cooperation on Tax Matters. Purchaser, Seller, and the Company shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns with respect to Pre-Closing Tax Periods.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Purchaser, Seller and the Company shall (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable Period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective Taxable Periods, and abide by all record retention agreements entered into with any Taxing authority and (ii) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Purchaser or Seller, as the case may be, shall allow the other party to take possession of such books and records. Notwithstanding anything to the contrary contained in this Agreement, under no circumstances shall Seller or its Affiliates be obligated to furnish or provide to Purchaser or its Affiliates or agents any Tax Returns of a Seller Consolidated Group.

(c)         Tax Actions. Except as otherwise required by applicable Law or as specifically set forth in this Agreement or the Disclosure Schedules, none of Purchaser or the Company or any Affiliates thereof shall, without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed) (i) amend, refile or otherwise modify or make any material election with respect to (or grant an extension of any statute of limitations with respect to) any Tax Return relating in whole or in part to the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period (including, for the avoidance of doubt, any Straddle Periods), (ii) make or change any material Tax election or take any other material Tax action with respect to the Company or any of its Subsidiaries that has retroactive effect and would affect Seller, or (iii) take any other action after the Closing outside the ordinary course of business and not otherwise contemplated by this Agreement, in each case, if such action  could reasonably be expected to result in an increase in the Tax Liabilities of the Company and its Subsidiaries taken into account in determining the Final Cash Purchase Price, as finally determined or (z) could reasonably be expected to reduce any amount of Tax refunds to which Seller is entitled pursuant to Section 6.8(h).

(d)         Allocation. The parties acknowledge and agree that for income tax purposes, including Code Section 1060 and the Treasury Regulations promulgated thereunder, 100% of the Final Cash Purchase Price, as finally determined pursuant to Section 2.5, shall be allocated to the capital stock of MyFavoriteThings, Inc. held by the Company.  The parties shall file all Tax Returns consistent with such allocation and shall not take any action inconsistent therewith upon any audit or examination of any Tax Return or in any other filing or proceeding relating to Taxes unless otherwise required by a “determination,” as defined in Code Section 1313; provided, that the parties acknowledge that the Purchaser and its Affiliates (including the Company following the Closing) may use a different methodology for financial reporting purposes.

(e)          Straddle Period Allocation. In the case of any Straddle Period, (A) the amount of any Taxes based on or measured by income, receipts, sales, use or payroll of the Company or any of its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity or any non-U.S. entity in which the Company holds a beneficial interest shall be deemed to terminate at such time); provided, that in determining such amount, exemptions, allowances or deductions that are calculated on a periodic basis, such as the deduction for depreciation, shall be taken into account on a pro-rated basis in the manner described in clause (B), and (B) the amount of other Taxes of the Company or any of its Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

(f)          Tax Sharing Agreements.  Any and all existing Tax sharing or similar agreements between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company or such Subsidiary, on the other hand, shall be terminated, and all payables and receivables arising thereunder shall be settled, in each case prior to the Closing Date such that after the Closing Date neither the Company nor any of its Subsidiaries shall be bound thereby or have any Liability thereunder.

(g)         Intended Tax Treatment.  The parties intend that for U.S. federal (and applicable state and local) income Tax purposes; (i) immediately following the Restructuring, Seller shall be treated as a continuation of the Company tax partnership under Section 708(a) of the Code and (ii) Purchaser’s purchase of the Company Units is a taxable purchase by the Purchaser from Seller of each asset of the Company governed by Section 1001 of the Code.  No party shall take any position contrary to this Section 6.11(g) for any applicable U.S. or state income Tax purposes absent a final “determination” (within the meaning of Section 1313 of the Code) to the contrary.

(h)          Specified Tax Refunds.

(i)        Except to the extent such refund (or credit for overpayment) of Taxes was included in the determination of Accrued Income Taxes or in Net Working Capital as a Tax asset, as finally determined, any Specified Tax Refunds shall be for the account of Seller.  The amount of such refunds to which Seller is entitled shall be determined on a “with and without basis” solely taking into account the Relevant Items.

(ii)       As soon as practicable after the Closing Date, but in no event more than thirty (30) days after the Closing Date, Seller shall prepare or cause to be prepared and Purchaser shall timely file or shall cause the Company or its Subsidiaries to timely file (in each case, at Seller’s sole cost and expense) IRS Form 4466 (Corporation Application for a Quick Refund) and any corresponding state or local tax form to claim a Quick Refund.  Within twenty-five (25) Business Days of receipt of any such Quick Refund, Purchaser or its Affiliates (including, after the Closing, the Company and its Subsidiaries) will pay to Seller an amount equal to the amount of such refund by wire transfer of immediately available funds to an account designated by Seller (net of Taxes or any reasonable out-of-pocket costs and expenses of Purchaser, Company and their Affiliates related to claiming such refund) to Seller.

(iii)     To the extent that the Company or its Subsidiaries does not obtain such a Quick Refund, Purchaser or its Affiliates (including, after the Closing Date, the Company and its Subsidiaries) shall pay over to Seller any refund of Taxes attributable to the amount of the applicable overpayment within twenty-five (25) Business Days of receipt by wire transfer of immediately available funds to an account designated by Seller, and shall cooperate with Seller at Seller’s expense in good faith to diligently pursue any such refund in order to legally maximize and obtain any such refund.

(iv)     To the extent that the Company or its Subsidiaries are subsequently required by the applicable Taxing Authority to repay any Tax refund paid over to Seller pursuant to this Section 6.8(h), then Seller shall, upon request by Purchaser, repay to Purchaser the amount it was paid over pursuant to this Section 6.8(h) together with any applicable interest, penalties or other additional amounts imposed by such Taxing Authority, and Purchaser shall timely remit such amounts to the applicable Taxing Authority.

(v)      Any payment of Tax refunds pursuant to this Section shall be treated as an adjustment to the Final Cash Purchase Price for U.S. federal and applicable state and local income tax purposes, except as otherwise required by applicable Tax Law.

6.9          Company Valuation. Notwithstanding anything in this Agreement to the contrary, the Parties agree to undertake those actions, subject to those terms and conditions, as set forth in Schedule 6.9 of the Purchaser Disclosure Schedule.

6.10         Tax Contests.

(a)        Each Party shall notify each other promptly after acquiring written or other reasonably certain knowledge of any inquiry, claim, audit, assessment, proceeding or similar event with respect to any Taxes of the Company for a Pre-Closing Tax Period (any such inquiry, claim, audit, assessment, proceeding or similar event, a “Tax Contest”). Any failure to so notify the Seller Parties of any Tax Contest shall not relieve Seller Parties of any liability with respect to such Tax Contest except to the extent that such failure shall have materially prejudiced the defense of such Tax Contest.

(b)          Seller shall have the right, at its own expense and upon written notice addressed and delivered to Purchaser, to control the conduct of any Tax Contest that relates solely to a Pass-Through Return (other than any Tax Contest that relates to a Pass-Through Return of the Company or any Subsidiary for which a “push-out” election under Section 6226 of the Code is relevant and available under applicable law, but is not (or has not been) made by Purchaser, the Company or any Subsidiary, which such Tax Return shall be controlled by Purchaser pursuant to the provisions of Section 6.10(c)); provided, that that if such Tax Contest would reasonably be expected to result in material Taxes for which the Company or its Affiliates are liable (i) Seller shall keep Purchaser reasonably informed of the progress of such Tax Contest, (ii) Seller shall provide Buyer the opportunity to participate in the defense of such Tax Contest at Purchaser’s expense and (iii) Seller shall not settle or compromise such Tax Contest without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed.  Notwithstanding anything to the contrary contained in this Agreement, under no circumstances shall Seller or its Affiliates be obligated to furnish or provide to Purchaser or its Affiliates or agents any Tax Returns of a Consolidated Group.

(c)          Purchaser shall control any other Tax Contest; provided, however, that, with respect to any Tax Contest including for the avoidance of doubt any Tax Contest that relates to a Pass-Through Return of the Company or any Subsidiary for which a “push-out” election under Section 6226 of the Code is relevant and available under applicable law, but is not (or has not been) made by Purchaser, the Company or any Subsidiary, that would reasonably be expected to result in material Taxes for which Seller or its Affiliates or the Founders are liable, (i) Purchaser shall keep Seller reasonably informed of the progress of such Tax Contest, (ii) Purchaser shall provide Seller the opportunity to participate in the defense of such Tax Contest at Seller’s expense and (iii) Purchaser shall not settle or compromise such Tax Contest without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding anything to the contrary contained in this Agreement, under no circumstances shall Purchaser or its Affiliates be obligated to furnish or provide to Seller or its Affiliates or agents any Tax Returns other than with respect to the Company and its Subsidiaries.

(d)          In the event of any conflict between this Section 6.10 and Section 7.3, this Section 6.10 shall control.

6.11       Pre-Closing Termination.  Following the date hereof, Seller will continue to negotiate a separation agreement with the Terminated Individual.  Once a separation agreement between Seller and the Terminated Individual has been executed and becomes irrevocable, Seller will deliver a copy of such separation agreement to Purchaser. Any severance payments that become payable to the Terminated Individual in accordance with the terms and conditions of such separation agreement will be processed through the Company’s payroll.

ARTICLE VII
NO SURVIVAL

7.1       No Survival.  The parties, intending to modify any applicable statute of limitations, acknowledge and agree that the representations, warranties, covenants and agreements of the parties contained in this Agreement or any other agreement or document executed in connection with this Agreement shall terminate at the Closing and shall not survive beyond the Closing and there shall be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of any party, its Affiliates or any of their respective partners, members, officers, directors, agents or Representatives, except for (i) those covenants and agreements that by their terms apply or are to be performed in whole or in part (and if in part, then only to the extent to be performed) after the Closing, (ii) this Article VII, (iii) Article VIII, (iv) Article IX and (v) Liability for Fraud. The indemnification obligations of Seller with respect to claims pursuant to Section 7.2(a)(ii) and Section 7.2(a)(iv) shall remain in full force and effect until the date that is twelve (12) months following the Closing Date and the indemnification obligations of Seller with respect to claims pursuant to Section 7.2(a)(i) and Section 7.2(a)(iii) shall remain in full force and effect until the date that is thirty (30) days after the expiration of the applicable statute of limitations; provided, however, in each case, that any Liability Claim pending as of such date for which a Claims Notice has been given in accordance with Section 7.4 may continue to be asserted and indemnified against in accordance with this Article VII until finally resolved. Notwithstanding anything herein to the contrary, in no event shall Seller have any Liability greater than the amount of consideration received by such Seller pursuant to Section 2.3.

7.2          Indemnification by Sellers.
(a)        From and after the Closing, and subject to the terms of this Agreement, Seller shall indemnify and hold harmless Purchaser and its Affiliates (collectively, the “Purchaser Indemnified Parties”) from and against, and reimburse any Purchaser Indemnified Party for, all Losses that such Purchaser Indemnified Party may suffer or incur, or become subject to, to the extent resulting from, caused by or arising out of any:

(i)        Indemnified Taxes;

(ii)       the matter set forth on Section 7.2(a)(ii) of the Purchaser Disclosure Schedule;

(iii)      the matter set forth on Section 7.2(a)(iii) of the Purchaser Disclosure Schedule; and

(iv)      the matter set forth on Section 7.2(a)(iv) of the Purchaser Disclosure Schedule.

(b)          The indemnification obligations, covenants and agreements (x) contained in Section 7.2(a)(i) and Section 7.2(a)(iii) will expire on the date that is thirty (30) days after the expiration of the applicable statute of limitation in respect of any such liabilities or claims and (y) contained in Section 7.2(a)(ii) and Section 7.2(a)(iv) will expire on the twelve (12)-month anniversary of the Closing Date (with respect to each such liability and claim, the “Applicable Expiration Date”); provided, however, that any claim pursuant to this Section 7.2 pending on such Applicable Expiration Date for which written notice has been given to Seller in accordance with Section 9.6 on or before the Applicable Expiration Date may continue to be asserted and indemnified against in accordance with this Section 7.2 until finally resolved. No Purchaser Indemnified Party shall be entitled to any indemnification for any Losses, and no indemnification payment shall be required to be made for any Losses, in each case, (i) pursuant to indemnification claims under Section 7.2(a)(ii) and Section 7.2(a)(iv) on a cumulative basis in an aggregate amount exceeding five percent (5%) of the Final Cash Purchase Price and (ii) without limiting the foregoing clause (i), pursuant to indemnification claims under this Section 7.2 on a cumulative basis in an aggregate amount exceeding the Final Cash Purchase Price. Seller will not be obligated to indemnify a Person with respect to any claim that relates to Losses resulting from the passing of or change in any Law or any accounting policy, principle or practice (or the interpretation thereof by any Person) after the Closing Date, even if the change has retroactive effect or requires action at a future date. To the extent that a claim for indemnification by a Purchaser Indemnified Party hereunder relates to a liability incurred by the Company and there is an accrual on the Financial Statements as of the Balance Sheet Date in respect of such liability, then the determination of Losses in respect of such claim shall be net of such accrual. Notwithstanding anything to the contrary set forth herein, no Purchaser Indemnified Party shall be entitled to indemnification under this Section 7.2, or make a claim, for any amounts in respect of punitive damages, consequential, incidental or indirect damages, lost profits or diminution in value (except to the extent actually paid to a third party pursuant to a Third-Party Claim).  Notwithstanding anything to the contrary set forth herein, Indemnified Taxes shall only be treated as a Loss pursuant to this Section 7.2 to the extent that a Taxing Authority has made an assessment or claim with respect to such Taxes. Each Purchaser Indemnified Party acknowledges the common law duty to mitigate Losses. Upon making any payment of a claim for indemnification to Seller in respect of any Losses pursuant to this Section 7.2, Seller will, to the extent of such payment, be subrogated to all rights of the Purchaser Indemnified Party against any third party in respect of the Losses to which such payment relates. All payments pursuant to this Section 7.2 shall be treated as adjustments to the Final Cash Purchase Price for all foreign, federal, state and local income Tax purposes, to the maximum extent permitted by applicable Law. The indemnification provided in this Section 7.2, subject to the limitations set forth herein, shall be the sole and exclusive post-Closing remedy available to any Purchaser Indemnified Party in connection with any Losses arising out of or resulting from the matters described in this Section 7.2.

(c)          Payments by Seller pursuant to this Article VII shall be limited to the amount of any Loss that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Purchaser Indemnified Parties from any third parties (other than Seller) in respect of any such claim, net of any expenses incurred by such Purchaser Indemnified Party in collecting such amounts, including any incremental insurance premium costs. In the event that an insurance, indemnification, contribution or other recovery is made by a Purchaser Indemnified Party with respect to any Loss for which it has been indemnified by Seller pursuant to this Article VII, then a refund equal to the aggregate amount of such recovery or benefit (net of any expenses incurred by such Purchaser Indemnified Party in collecting such amounts) shall be paid promptly in immediately available funds to Seller.

7.3          Notice and Opportunity to Defend.

(a)        Notice of Asserted Liability.  As soon as is reasonably practicable after a Purchaser Indemnified Party becomes aware of any direct claim that such Purchaser Indemnified Party has under Section 7.2 or any Third-Party Claim (as defined below) (each, a “Liability Claim”), such Purchaser Indemnified Party shall give written notice of such Liability Claim (a “Claims Notice”) to Seller; provided that any failure to so notify or any delay in notifying Seller shall not relieve Seller of its obligations hereunder except to the extent that it is materially prejudiced by such failure or delay.  A Claims Notice must (to the extent reasonably known) describe the Liability Claim in reasonable detail (including the underlying factual and legal basis and the specific provisions of this Agreement implicated thereby) and must (to the extent reasonably known and quantifiable) indicate the amount and calculation (estimated, if necessary) of the Loss that has been or may be suffered by such Purchaser Indemnified Party. For the avoidance of doubt, no Claims Notice may be delivered with respect to Tax liabilities unless and until a Taxing Authority has made a claim with respect to such Taxes. To the extent Seller makes any payment to Purchaser with respect to a Liability Claim pursuant to Section 7.2(a)(iii), Purchaser shall promptly use such amounts to pay the applicable Taxing Authority in satisfaction of such Taxing Authority’s claim, unless already paid by Purchaser. As promptly as practicable after delivery of a Claims Notice to Seller, the Purchaser Indemnified Party shall, and shall cause its Affiliates and its and its Affiliates’ Representatives to, (A) be available to Seller and its and its Affiliates’ Representatives during normal business hours to discuss such Liability Claim, (B) render to Seller and its and its Affiliates’ Representatives such assistance as may reasonably be requested, (C) provide reasonable access to such properties and books, records and other documents or information in their possession as Seller and/or its and its Affiliates’ Representatives may reasonably require, and (D) otherwise cooperate with Seller and its and its Affiliates’ Representatives in good faith in connection with its review of such Liability Claim.  Without limiting the foregoing, such cooperation shall include the retention and, upon Seller’s written request, the provision to Seller and its and its Affiliates’ Representatives of books, records and other documents and information which are reasonably relevant to such Liability Claim.

(b)          Opportunity to Defend.  Seller has the right, exercisable by written notice to the Purchaser Indemnified Party within thirty (30) Business Days after receipt of a Claims Notice from the Purchaser Indemnified Party of the commencement or assertion of such Third-Party Claim, to assume and control the defense of any Liability Claim relating to a third-party claim in respect of which indemnity may be sought under Section 7.2 (each, a “Third-Party Claim”) in accordance with the limits set forth in this Agreement with counsel selected by Seller.  If Seller does not assume the defense of a Third-Party Claim in accordance with this Section 7.3(b), the Purchaser Indemnified Party may continue to control the defense of the Third-Party Claim in accordance with the limits set forth in this Agreement.  If Seller has assumed control of the defense of a Third-Party Claim as provided in this Section 7.3(b), Seller will not be liable for any costs or expenses subsequently incurred by the Purchaser Indemnified Party in connection with the defense of the Liability Claim.  Such Purchaser Indemnified Party has the right (but not the obligation) to participate in (but not control), at its own expense, the defense of any Third-Party Claim that the other is defending as provided in this Agreement.  Notwithstanding the foregoing, if the defendants in any Third-Party Claim include both Seller and a Purchaser Indemnified Party and outside counsel of the Purchaser Indemnified Party issues an opinion that there would be a conflict between the positions of Seller and the Purchaser Indemnified Party in conducting the defense of any such action or that there would be legal defenses available to it that are different from or additional to those available to Seller, then the Purchaser Indemnified Party shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in (but not control) the defense of such action on behalf of such Purchaser Indemnified Party, in which case the reasonable fees and expenses of such counsel shall be at the expense of Seller.  In connection with the defense of any Third-Party Claim, the Purchaser Indemnified Party and Seller shall keep each other fully informed concerning the status of such Third-Party Claim and any related proceedings at all stages thereof.  In connection with the defense of any such Third-Party Claim, the Purchaser Indemnified Party shall make its and its Affiliates’ Representatives available and render to Seller such assistance and provide such books, records and other documents or information in their possession as Seller and/or its and its Affiliates’ Representatives may reasonably require, and shall otherwise reasonably cooperate with Seller and its and its Affiliates’ Representatives in good faith in order to ensure the proper and adequate defense of such Third-Party Claim.  Without limiting the foregoing, such cooperation shall include the retention of books, records and other information which are reasonably relevant to such Third-Party Claim.

(c)          Settlement.  Seller, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, may not, without the prior written consent of the Purchaser Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim that (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Purchaser Indemnified Party of a complete release from all liability in respect of such Third-Party Claim (including, if applicable, criminal liability) or (ii) grants any injunctive or equitable relief.  Notwithstanding anything herein to the contrary, whether or not Seller shall have assumed the defense of such Third-Party Claim, no Purchaser Indemnified Person shall settle, compromise, discharge or pay any Third-Party Claim without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).

(d)          Final Resolution.  A Claims Notice, any amounts claimed therein and any other matters set forth therein shall be deemed to be finally resolved for purposes of this Article VII when (i) such Claims Notice, amounts and matters have been resolved by a written agreement executed by Seller and such Purchaser Indemnified Party or (ii) such Claims Notice, amounts and matters have been resolved by a final, non-appealable order, decision or ruling of a court of competent jurisdiction or arbitrator with respect to such matter in dispute, or portion thereof (clauses (i) and (ii), together, a “Final Resolution”).

7.4          Manner of Payment.

(a)          Any indemnification with respect to any Liability Claim pursuant to Section 7.2 shall be paid within five (5) Business Days after the Final Resolution thereof by wire transfer of immediately available funds from Seller to the accounts designated in writing by such applicable Purchaser Indemnified Party.

(b)          All payments pursuant to this Article VII shall be treated as adjustments to the Final Cash Purchase Price for all foreign, federal, state and local income Tax purposes, to the maximum extent permitted by applicable Law.

7.5          Exclusive Remedy.  Except for any claim for Fraud, the parties intend for the R&W Insurance Policy to be the sole and exclusive remedy in respect of any losses and damages incurred by Purchaser and its Affiliates, equityholders, directors, managers, officers, representatives, successors, and assigns arising out of inaccuracies or breaches of any representations and warranties set forth in this Agreement.

ARTICLE VIII
ADDITIONAL AGREEMENTS

8.1          No Other Representations.  Except for any claim for Fraud, in entering into this Agreement, Purchaser specifically acknowledges and agrees that it has relied solely upon the representations and warranties of the Company set forth in Article III and the representations and warranties of Seller set forth in Article IV (in each case, as modified by the Disclosure Schedules), and Purchaser acknowledges and agrees that, except for the representations and warranties of the Company expressly set forth in Article III and the representations and warranties of Seller set forth in Article IV (in each case, as modified by the Disclosure Schedules), none of Seller, the Company nor any of their respective Representatives nor any other Person acting on Seller’s or the Company’s behalf makes or has made, and Purchaser is not relying on and has not relied on, any representation or warranty, either express or implied, with respect to the Company, its business, or the transactions contemplated hereby.  Purchaser acknowledges that it has conducted to its satisfaction its own independent investigation of the condition, operations and business of the Company and the Company’s Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied on the results of its own independent investigation.  Except for any claim for Fraud, Purchaser hereby waives, on behalf of itself and its Subsidiaries (including, after the Closing, the Company and its Subsidiaries) and its Affiliates, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any direct or indirect equityholder of the Company, Seller, any of their respective Affiliates or any officer, director, manager, member, partner, employee, agent, consultant or Representative of any of the foregoing, and agrees no recourse shall be sought or granted against any of them, relating to the operation of any of the Company, the Company’s Subsidiaries or their respective business or relating to the subject matter of this Agreement (including representations, warranties and covenants contained herein, and any certificate, instrument, opinion or other documents delivered hereunder) and the transactions contemplated hereby, whether arising under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law).

ARTICLE IX
MISCELLANEOUS

9.1          Remedies.

(a)         The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach.  Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company or Seller, on the one hand, or Purchaser, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Purchaser, on the one hand, and the Company and Seller, on the other hand, shall be entitled to seek an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to seek to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable) under this Agreement, without proof of actual damages or inadequacy of legal remedy and without bond or other security being required.

(b)          Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise at any time of any other remedy.

9.2          Expenses.  Except as otherwise provided in this Agreement, each of the Company and Seller, on the one hand, and Purchaser, on the other hand, shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

9.3         Entire Agreement; Amendments and Waivers.  This Agreement (including the Exhibits hereto, the Company Disclosure Schedule and Purchaser Disclosure Schedule) and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof.  This Agreement may only be amended, supplemented or changed by a written instrument signed by each of the parties hereto.  Each provision in this Agreement may only be waived by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such provision so waived is sought.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

9.4        Governing Law.  This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.  Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any Federal court of the United States of America sitting in the State of Delaware), and any appellate court from any thereof, in any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Action shall be heard and determined in such Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any Federal court of the United States of America sitting in the State of Delaware), (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) in the Delaware Court of Chancery, any Federal court of the United States of America sitting in the State of Delaware, or in any Delaware State court, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (d) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address set forth in Section 9.6 below shall be effective service of process for any Action brought in any such court.

9.5         Waiver of Jury Trial.  THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSITION SERVICES AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, EXECUTION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT, THE TRANSITION SERVICES AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

9.6        Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt, by other than automatic means, whether electronic or otherwise), (b) when sent by e-mail (with electronic confirmation of transmission) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller, or, prior to the Closing, the Company, to the applicable party as follows:

Mavely Seller LLC
75 West Center St
Provo, Utah 84601
Attention: Chayce Clark
E-mail: cclark@nuskin.com

with copies (which shall not constitute actual or constructive notice) to:

Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, California 94304
Attention:  Atif Azher, Fred de Albuquerque
E-mail: aazher@stblaw.com, fred.dealbuquerque@stblaw.com

If to Purchaser, or, following the Closing, the Company, to the applicable party as follows:

Clout.io Holdings, inc.
200 State St. Marketplace Center
North Building, 3rd Floor
Boston, MA 02109
E-mail: Erin Ryskamp
Attention: erin.ryskamp@later.com

with a copy (which shall not constitute actual or constructive notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
E-mail: kgordon@goodwinlaw.com; DIsaacs@goodwinlaw.com
Attention: Ken Gordon; Daniel M. Isaacs

9.7        Severability.  If any condition, term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other conditions, terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.  Notwithstanding the foregoing, the parties intend that the provisions of Article VIII including the remedies (and limitations thereon) and the limitations on representations, warranties and covenants, be construed as integral provisions of this Agreement and that such provisions, remedies and limitations shall not be severable in any manner that diminishes a party’s rights hereunder or increases a party’s Liability or obligations hereunder.

9.8          Binding Effect; Assignment.

(a)        This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement except (i) Section 6.1 shall be for the benefit of, and enforceable by, the Indemnitees, (ii) Sections 6.2 and 9.2 shall be for the benefit of, and enforceable by, the Equityholders and Seller, (iii) Article VII shall be for the benefit of, and enforceable by, the Indemnified Parties, (iv) Section 9.9 shall be for the benefit of, and enforceable by, the Nonparty Affiliates of the parties, (iv) Section 9.10 shall be for the benefit of, and enforceable by, the Equityholders, STB and each other Counsel, and (viii) Section 9.11 shall be for the benefit, and enforceable by, each Released Person.

(b)        No assignment of this Agreement or of any rights or obligations hereunder may be made, directly or indirectly (by operation of law or otherwise), by (i) any of the Company or its Subsidiaries, without the prior written consent of Purchaser, or (ii) any of Purchaser, without the prior written consent of either the Company (prior to the Closing) or Seller (at and after the Closing), respectively.  Any attempted assignment without obtaining such required consent shall be null and void.  Notwithstanding the foregoing, Purchaser may assign this Agreement (in whole but not in part) to one or more wholly owned Subsidiaries of Purchaser; provided, however, that no such assignment shall result in any incremental withholding or other Tax cost to Seller or its direct or indirect owners or relieve Purchaser of its obligations under this Agreement; provided, further, that in no event shall Purchaser be permitted to assign this Agreement to any Person to the extent that, as a result of such assignment, either (x) any additional consent or approval of, or filing, declaration or registration with, any Governmental Authority would be required under this Agreement or in connection with the transactions contemplated hereby or (y) any delay would occur with respect to any consent or approval of, or filing, declaration or registration with, any Governmental Authority that otherwise is required to be made under this Agreement or in connection with the transactions contemplated hereby.

9.9          Non-Recourse.  Except to the extent otherwise set forth in the Confidentiality Agreement, all claims, obligations, Liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”).  No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, but in each case excluding any Contracting Party, the “Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as set forth in the Confidentiality Agreement), and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such Liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates.  Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in the Confidentiality Agreement, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

9.10       Provision Respecting Legal Representation.  It is acknowledged by each of the parties that Seller and the Company have retained STB and certain other legal counsel (each, a “Counsel”) to act as its counsel in connection with the transactions contemplated hereby and that STB and each other Counsel have not acted as counsel for any other party in connection with the transactions contemplated hereby and that none of the other parties has the status of a client of STB or any other Counsel for conflict of interest or any other purposes as a result thereof.  Purchaser and Company hereby agree that, in the event that a dispute arises after the Closing between Purchaser or the Company or any of their respective Subsidiaries, on the one hand, and Seller or any of the Equityholders, on the other hand, STB and each other Counsel may represent any or all of Seller or the Equityholders in such dispute even though the interests of some or all of Seller and the Equityholders may be directly adverse to Purchaser, the Company or any of their respective Subsidiaries, and even though STB and/or such other Counsel formerly may have represented the Company and/or any of its Subsidiaries in a matter substantially related to such dispute; provided, however, that this sentence shall not apply if STB and/or such other Counsel, at the time of such dispute, is handling adversarial proceedings for Purchaser, the Company or any of their respective Subsidiaries.  Company acknowledges and agrees that, in connection with any future dispute between Purchaser, the Company and/or any of their respective Affiliates, on the one hand, and any of Seller or the Equityholders and/or their respective Affiliates, on the other hand, with respect to the transactions contemplated by this Agreement, as to all communications among STB, each other Counsel, the Company, any of its Subsidiaries, Seller and/or any Equityholder that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to Seller or the applicable Equityholder and may be controlled by Seller or such Equityholder, as applicable, and shall not pass to or be claimed by Purchaser, the Company or any of their respective Affiliates.

9.11        Release.

(a)        Effective as of the Closing, each of Purchaser and Company, and each of their respective former, present and future Affiliates, successors and assigns (each, a “Purchaser Releasing Party”), hereby fully and unconditionally releases, acquits and forever discharges each current, former and future stockholders, equity holders, controlling Persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of Seller, its Subsidiaries and each other member of the Seller Group, or any former, current or future stockholders, equity holders, controlling Persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of the foregoing (or a fiduciary of any employee benefit plan of the Company or of any of its present or former Subsidiaries) (including each other Nonparty Affiliate) (each of the foregoing, a “Seller Released Person”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and Liabilities whatsoever, of every name and nature, whether in Law or in equity, whether in Contract or in tort or otherwise, known or unknown or unforeseen, contingent or actual, accrued or unaccrued, whether now known or hereafter discovered, which have been, could have been or may be asserted against any Seller Released Person, which any Purchaser Releasing Party has, ever had or may have, in law or in equity, which arises out of, in connection with, or in any way relates to, or by reason of, events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating to the Company and the Company’s Subsidiaries or the Business (each, a “Purchaser Released Claim”); provided, however, that the Purchaser Releasing Persons expressly do not release their rights and interests (a) under this Agreement, the Transition Services Agreement, the Commercial Services Agreement, the Confidentiality Agreement or any other Contract between any Purchaser Releasing Persons and any Seller Released Person or (b) with respect to any claim of, or liability to, the Company or its Subsidiaries (or any successor thereof) against any Seller Released Person to the extent resulting from the Seller Released Person’s status as an employee of the Company or its Subsidiaries.  Purchaser covenants and agrees that it will honor such release and will not, and will cause the Company and its Affiliates not to, take any action inconsistent with this Section 9.11(a) (including commencing any Action with respect to, or, directly or indirectly, transferring to another Person, any Purchaser Released Claim).  This Section 9.11(a) shall survive the Closing, is intended for the benefit of and may be enforced directly by each of the Seller Released Persons, and shall be binding on all successors and permitted assigns of each of Purchaser and the Company.

(b)        Effective as of the Closing, Seller, on behalf of itself and each other member of the Seller Group, and each of its respective former, present and future Affiliates, successors and assigns (each, a “Seller Releasing Party”) hereby fully and unconditionally releases, acquits and forever discharges each current, former and future stockholders, equity holders, controlling Persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of Purchaser or the Company and its Subsidiaries or any former, current or future stockholders, equity holders, controlling Persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of the foregoing (or a fiduciary of any employee benefit plan of the Company or of any of its present or former Subsidiaries) (including each other Nonparty Affiliate) (each of the foregoing, a “Purchaser Released Person”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and Liabilities whatsoever, of every name and nature, whether in Law or in equity, whether in Contract or in tort or otherwise, known or unknown or unforeseen, contingent or actual, accrued or unaccrued, whether now known or hereafter discovered, which have been, could have been or may be asserted against any Purchaser Released Person, which any Seller Releasing Party has, ever had or may have, in law or in equity, which arises out of, in connection with, or in any way relates to, or by reason of, events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating to the Company and the Company’s Subsidiaries or the Business (each, a “Seller Released Claim”); provided, however, that the Seller Releasing Persons expressly do not release their rights and interests (a) under this Agreement, the Transition Services Agreement, the Commercial Services Agreement, the Confidentiality Agreement or any other Contract between any Seller Releasing Persons and any Purchaser Released Person or (b) with respect to any claim of, or liability to, the Company or its Subsidiaries (or any successor thereof) against any Purchaser Released Person to the extent resulting from the Purchaser Released Person’s status as an employee of the Company or its Subsidiaries.  Seller covenants and agrees that it will honor such release and will not take any action inconsistent with this Section 9.11(b) (including commencing any Action with respect to, or, directly or indirectly, transferring to another Person, any Seller Released Claim).  This Section 9.11(b) shall survive the Closing, is intended for the benefit of and may be enforced directly by each of the Purchaser Released Persons, and shall be binding on all successors and permitted assigns of Seller.

9.12        Counterparts.  This Agreement may be executed in any number of counterparts (including by means of e-mail in .pdf format), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

CLOUT.IO HOLDINGS, INC.

By:	/s/ Scott Sutton
Name:	Scott Sutton
Title:	Chief Executive Officer

[Signature Page to Unit Purchase Agreement]

COMPANY:

MAVRCK LLC

By:	/s/ Scott Sutton
Name:	Scott Sutton
Title:	Chief Executive Officer

[Signature Page to Unit Purchase Agreement]

COMPANY:

MAVELY LLC

By:	/s/ Ryan Napierski
Name:	Ryan Napierski
Title:	President

[Signature Page to Unit Purchase Agreement]

SELLER:

MAVELY SELLER LLC

By:	/s/ Ryan Napierski
Name:	Ryan Napierski
Title:	President

[Signature Page to Unit Purchase Agreement]

Exhibit A

Restrictive Covenant Agreement

Exhibit B

Net Working Capital and Accounting Principles

Exhibit C

Intellectual Property Assignment Agreement

Exhibit D

Form of Transition Services Agreement

Exhibit E

Form of Officer’s Certificate

Exhibit F

Form of Intercompany Agreement Termination Letter

Exhibit G

Form of Termination of Employee Covenants Agreement